Exhibit 2.1

EXECUTION VERSION

INVESTMENT AGREEMENT

BY AND BETWEEN

ONCURE HOLDINGS, INC.

AND

RADIATION THERAPY SERVICES, INC.,

DATED AS OF JUNE 22, 2013

i

4.21	Brokers	36
4.22	Healthcare	36
4.23	Arm’s Length	37
4.24	No Unlawful Payments	37
4.25	No Other Representations and Warranties	38

ARTICLE V Representations and Warranties of Investor		38

5.1	Existence and Good Standing	38
5.2	Validity and Enforceability	38
5.3	No Conflict; Required Filings and Consents	39
5.4	Financial Ability	39
5.5	Financial Statements	39
5.6	Solvency	40
5.7	No Litigation or Regulatory Action	40
5.8	Capitalization	40
5.9	SEC Reports	41
5.10	Brokers	41
5.11	Exemption from Registration	41
5.12	Independent Investigation	41
5.13	No Other Representations and Warranties	42

ARTICLE VI Covenants and Agreements		42

6.1	Certain Bankruptcy Matters	42
6.2	Automatic Stay	43
6.3	Agreement Motion and Agreement Order	43
6.4	Interim Operations of the Company	43
6.5	Financing	46
6.6	Reasonable Access; Confidentiality	46
6.7	Publicity	47
6.8	Notice of Events	47
6.9	All Commercially Reasonable Efforts; Cooperation	48
6.10	Financial Information	49
6.11	Common Interest Agreement	49
6.12	[Intentionally Deleted]	49
6.13	Capitalization of the Company as of the Effective Date	50
6.14	Diligence Questionnaire	50

ARTICLE VII Conditions to Closing		51

7.1	Conditions to Obligations of the Parties	51
7.2	Conditions to Obligations of the Company	51
7.3	Conditions to Obligations of Investor	54
7.4	Frustration of Closing Conditions	55

ARTICLE VIII Termination of Agreement		56

8.1	Termination by Investor	56
8.2	Termination by the Company	57
8.3	Termination by Mutual Agreement	58
8.4	Effect of Termination	58
8.5	Damages Upon Termination	58

ARTICLE IX Tax Matters		60

9.1	Transfer Taxes	60

ARTICLE X Miscellaneous and General		60

10.1	Successors and Assigns	60
10.2	Third Party Beneficiaries	60
10.3	No Survival of Representations and Warranties	60
10.4	Further Assurances	60
10.5	Notices	61
10.6	Entire Agreement	63
10.7	Captions; Interpretation	63
10.8	Amendment	63
10.9	Waiver	64
10.10	Governing Law; Submission to Jurisdiction	64
10.11	Waiver of Jury Trial	64
10.12	Severability	65
10.13	Counterparts	65
10.14	Specific Performance	65
10.15	Disclosure	66
10.16	Noteholders’ Representative	66

EXHIBITS
Exhibit A	-	Plan Term Sheet
Exhibit B	-	Form of the Bidding Procedures
Exhibit C	-	Sample Calculation of Closing Working Capital
Exhibit D	-	Common Interest Agreement
Exhibit E	-	[Intentionally Omitted]
Exhibit F	-	Form of Opinion for Amended Notes
Exhibit G	-	Terms of Amended Notes
Exhibit H	-	Diligence Questionnaire
Exhibit I	-	DIP Motion

SCHEDULES
Schedule 1.1(a)	-	First Day Motions
Schedule 1.1(b)	-	Management Services Agreements
Schedule 1.1(d)	-	Executory Contracts and Leases
Schedule 4.3(b)	-	Capitalization of Subsidiaries
Schedule 4.4(a)	-	Breaches and Defaults

Schedule 4.4(b)	-	Government Authority and Contractual Consents
Schedule 4.5(c)	-	Material Liabilities
Schedule 4.7	-	Taxes
Schedule 4.8(a)	-	Leased Real Property
Schedule 4.8(b)	-	Owned Real Property
Schedule 4.10(a)(i)	-	Purchased Intellectual Property
Schedule 4.10(a)(ii)	-	Intellectual Property Claims or Proceedings
Schedule 4.11(a)	-	Material Contracts
Schedule 4.11(b)	-	Enforceability of Material Contracts
Schedule 4.12	-	Insurance
Schedule 4.13	-	Litigation and Orders
Schedule 4.14	-	Compliance with Law
Schedule 4.15	-	Permits
Schedule 4.16	-	Labor Matters
Schedule 4.17(a)	-	Employee Benefit Plans
Schedule 4.17(g)	-	Post-Termination Employee Benefits
Schedule 4.17(i)	-	Payments Under Employee Benefit Plans
Schedule 4.18	-	Environmental Matters
Schedule 4.20(a)	-	Top Managed Practices
Schedule 4.20(b)	-	Material Suppliers
Schedule 4.21	-	Brokers
Schedule 5.3(b)	-	Required Filings and Consents of Investor
Schedule 5.5(c)	-	Material Liabilities of Investor and its Subsidiaries
Schedule 5.8	-	Capitalization of Parent and Investor
Schedule 6.4	-	Interim Operations of the Company
Schedule 6.13	-	Capitalization of the Company
Schedule 7.3(l)	-	Excluded Management Services Agreements
Schedule 7.3(m)	-	Additional Delivery

INVESTMENT AGREEMENT

This INVESTMENT AGREEMENT (as amended, supplemented or otherwise modified from time to time, this “Agreement”), is dated as of June 22, 2013, by and between OnCure Holdings, Inc., a Delaware corporation (the “Company”), and Radiation Therapy Services, Inc., a Florida corporation (“Investor”). Capitalized terms used, but not otherwise defined in this Agreement, shall have the respective meanings ascribed to such terms in Section 1.1.

RECITALS

WHEREAS, the Company has implemented a financial restructuring of its existing debt, equity and other obligations by commencing cases (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101, et seq. (as amended, the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) to pursue confirmation of a chapter 11 plan of reorganization on terms and conditions that are consistent in all material respects with Exhibit A attached hereto and on terms and conditions otherwise reasonably acceptable to Investor (the “Plan”, and such restructuring that is contemplated by the Plan, the “Restructuring”);

WHEREAS, on or prior to the date hereof, the Consenting Debtholders consented in writing to the Company’s execution and delivery of this Agreement and its consummation of the transactions contemplated herein; and

WHEREAS, subject to the entry of the Confirmation Order and in accordance with the terms and conditions set forth in this Agreement, upon the effective date of the Plan (the “Effective Date”), Investor shall buy from the Company, and the Company shall issue and sell to Investor, 100% of the shares of the reorganized Company’s common stock, par value $0.001 per share (collectively, the “Shares”), to be newly issued pursuant to the terms of the Plan (the “Issuance”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and subject to the terms and conditions set forth herein, the parties hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1                               Definitions.  For purposes of this Agreement:

“Accounting Firm” means a nationally recognized accounting firm jointly selected by the Noteholders’ Representative and Investor; provided, however, that if the Noteholders’ Representative and Investor cannot jointly agree on an Accounting Firm, the Noteholders’ Representative and Investor shall each submit to their respective accountants the name of an accounting firm (which shall not be either of their respective accounting firms), and the Accounting Firm shall be selected by lot from these two firms by the respective accountants of the Noteholders’ Representative and Investor.

“Affiliate” means, with respect to any Person, any Person that directly or indirectly controls, is controlled by or is under common control with such Person.  For purposes of this definition, “control” means, when used with reference to any Person, the power to direct the management or policies of such Person, directly or indirectly, by or through stock or other equity ownership, agency or otherwise, or pursuant to or in connection with an agreement, arrangement or other understanding (written or oral); and the terms “controlling” and “controlled” shall have meanings correlative to the foregoing.

“Agreed Principles” means GAAP, as applied by the Company in connection with the preparation of the Audited Financial Statements.

“Agreement” has the meaning set forth in the preamble.

“Agreement Motion” has the meaning set forth in Section 6.3.

“Agreement Order” means an order entered by the Bankruptcy Court granting the relief requested in the Agreement Motion for the approval of the Bidding Procedures and authorization to pay the Break Up Fee and the Transaction Expenses in accordance with the terms of (and subject to the conditions and limitations set forth in) this Agreement, which order shall be in form and substance reasonably acceptable to Investor.

“Amended Note Documents” means, collectively, the Amended Notes, the indenture governing the Amended Notes, the Amended Note Guarantees, and each other agreement (including any security agreement, pledge agreement, access agreement, control agreement and other collateral document), certificate, document, guarantee or instrument executed and/or delivered in connection with any of the foregoing.

“Amended Note Guarantees” has the meaning set forth in Section 7.2(i).

“Amended Notes” has the meaning set forth in Section 7.3(d).

“Ancillary Agreement” means the Restructuring Support Agreement, the Escrow Agreement, the Common Interest Agreement, and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Investor or the Company in connection with the consummation of the transactions contemplated by this Agreement, in each case only as applicable to the relevant party or parties to such Ancillary Agreement, as indicated by the context in which such term is used.

“Audited Financial Statements” has the meaning set forth in Section 4.5(a).

“Balance Sheet Date” has the meaning set forth in Section 4.5(a).

“Bankruptcy Code” has the meaning given to such term in the recitals to this Agreement.

“Bankruptcy Court” has the meaning given to such term in the recitals to this Agreement.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, as amended from time to time, applicable to the Chapter 11 Cases and any Local Rules of the Bankruptcy Court.

“Bidding Procedures” means the bidding, auction and notice procedures consistent in all material respects with the procedures set forth on Exhibit B attached hereto.

“Break Up Fee” has the meaning set forth in Section 8.5(a).

“Business” has the meaning set forth in Section 4.22(d).

“Business Day” means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the City of New York in the State of New York.

“Cash” means, as of any time, all cash and all cash equivalent assets of the Company and its Subsidiaries as of such time (reduced by any certificates of deposit, bankers’ acceptances or other restricted cash and any outstanding checks and transfers, but including any checks received and deposited by the Company or its Subsidiaries in the ordinary course of business prior to the Closing Date), determined on a consolidated basis in accordance with GAAP.

“Chapter 11 Cases” has the meaning given to such term in the recitals to this Agreement.

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Inquiry Date” has the meaning set forth in Section 6.8.

“Closing Statement” has the meaning set forth in Section 2.3(a).

“Closing Working Capital” means Net Working Capital as of immediately prior to the Closing but after giving effect to (i) the releases, discharges, compromises, settlements, injunctions and restructurings of fees, costs, expenses, claims, liabilities and obligations of the Company and its Subsidiaries under the Plan, as well as making pro forma adjustments for any fees, costs, expenses or claims that are (w) not included in current liabilities of the Company or its Subsidiaries, (x) liabilities of the Company immediately prior to the Closing, (y) not satisfied in cash pursuant to the Plan or payable from, or covered by, a reserve that has been established under the Plan or an Order of the Bankruptcy Court and (z) will be included in current liabilities of the Company or its Subsidiaries immediately following the Closing Date, and (ii) all distributions made under the Plan on account of fees, costs, expenses, claims, liabilities and obligations of the Company and its Subsidiaries, but not giving effect to any other transactions, events, actions, omissions, circumstances or matters that occur after the Closing.  Any fees, costs, expenses, claims, liabilities and obligations of the Company and its Subsidiaries which are (a) paid at or before the Closing, (b) payable from, or are covered by, a reserve that has been established under the Plan or an Order of the Bankruptcy Court, or (c) described in the second sentence of the definition of “Selling Expenses” shall not be included in Closing Working Capital. In addition, for purposes of calculating Closing Working Capital, the current assets of the Company and its Subsidiaries shall be increased, on a dollar-for-dollar basis, by an amount equal to the aggregate amount of fees, costs, expenses and/or claims paid in cash by the

Company or any of its Subsidiaries after the Petition Date and prior to the Closing for any of the items described in the second sentence of the definition of “Selling Expenses”. A sample calculation of Closing Working Capital, based on the information included in the Audited Financial Statements, is attached as Exhibit C attached hereto.

“Closing Working Capital Lower Target” means an amount equal to (a) the Target Working Capital minus (b) $500,000.

“Closing Working Capital Upper Target” means an amount equal to (a) the Target Working Capital plus (b) $500,000.

“CMS” has the meaning set forth in Section 1.1 in the definition of “Investor MAE”.

“CMS MAE” has the meaning set forth in Section 1.1 in the definition of “Investor MAE”.

“COBRA” has the meaning set forth in Section 4.17(f).

“Code” means the United States Internal Revenue Code of 1986.

“Common Interest Agreement” means an agreement substantially in the form of Exhibit D attached hereto.

“Company” has the meaning set forth in the preamble.

“Company Debt” means, as of any time, all Indebtedness (including accrued and unpaid interest thereon) of the Company and its Subsidiaries as at such time determined on a consolidated basis in accordance with GAAP. As used herein, the term “Indebtedness” means, with respect to any Person as at any time of determination, without duplication, (a) all indebtedness and other obligations of the Person for borrowed money (including all obligations for principal, interest, premiums, penalties, fees, expenses, breakage costs and bank overdrafts thereunder), (b) all indebtedness and other obligations of the Person evidenced by any bonds, debentures, notes or other similar instruments or debt securities, (c) any indebtedness guaranteed in any manner by the Person or any commitment by which the Person assures any other Person against loss with respect to Indebtedness (including contingent reimbursement obligations with respect to letters of credit), (d) all obligations of the Person secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on any property or assets owned or acquired by, or equity securities of, the Person, (e) any off balance sheet financing, including synthetic leases and project financing, (f) all obligations under capitalized leases required to be recorded as capital leases by GAAP, (g) any payment obligations in respect of banker’s acceptances or letters of credit, (h) any liability with respect to interest rate swaps, collars, caps and similar hedging obligations, (i) all obligations for the deferred and unpaid purchase price of property or services, including any “earn-out” payments payable with respect to acquisitions (contingent or otherwise) (excluding any trade accounts payable), (j) any and all amounts payable pursuant to that certain letter agreement, dated as of January 17, 2013, by and between the Company and Match Point Partners, LLC (including the completion fee contemplated thereby), and (k) the retention bonuses owed to each of William

Pegler and Timothy Peach pursuant to their respective retention letter agreements with the Company, each dated as of September 1, 2011.

“Company’s Knowledge” or words of similar import, when used in connection with any representation and warranty contained in Article IV, means the actual (but not constructive or imputed) knowledge as of the date of this Agreement of Bradford C. Burkett, William Pegler, Timothy Peach and Peter Kase (such persons, collectively, the “Knowledge Members”), without any implication of verification or investigation concerning such knowledge.

“Computer Systems” has the meaning set forth in Section 4.10(b).

“Confidentiality Agreement” has the meaning set forth in Section 6.6(b).

“Confirmation Order” means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code, which order shall be in form and substance reasonably acceptable to Investor.

“Consent” means any consent, approval, authorization, qualification, waiver or registration required to be obtained from, filed with or delivered to any Person.

“Consenting Debtholders” means those holders of the Notes and other Indebtedness of the Company and/or its Subsidiaries parties to the Restructuring Support Agreement as “Consenting Debtholders” thereunder; provided, that the Consenting Debtholders shall include, as a minimum, the holders of two-thirds of the aggregate principal amount of Notes outstanding from time to time.

“Contemplated Transactions” means, collectively, the Restructuring Transactions and the Issuance.

“Contracts” means all oral or written contracts, leases, licenses, indentures, notes, bonds, loans, instruments, undertakings, commitments and other agreements or arrangements (including any exhibits, supplements, amendments and other modifications thereto).

“Controlled Group” means any trade or business (whether or not incorporated) or other Person at any relevant time (a) under common control within the meaning of Section 4001(b)(1) of ERISA with the Company or any of its Subsidiaries or (b) that together with the Company or any of its Subsidiaries is or was treated as a single employer under Section 414 of the Code.

“Data Room” means (a) the virtual data room established by the Company in connection with the Contemplated Transactions and (b) the virtual data room used by the Company to post its annual report, quarterly reports, current reports and other related information concerning the Company.

“Diligence Questionnaire” has the meaning set forth in Section 6.14.

“DIP Credit Agreement” has the meaning set forth in Section 6.4.

“DIP Motion” has the meaning set forth in Section 6.4(c).

“DIP Order” has the meaning set forth in Section 6.5.

“Disclosing Party” has the meaning set forth in Section 6.8.

“Disclosure Statement” means the disclosure statement that relates to the Plan, as such disclosure statement may be amended, modified or supplemented (including all exhibits, term sheets and schedules annexed thereto or referred to therein).

“Dispute Notice” has the meaning set forth in Section 2.3(b).

“Disputed Item” has the meaning set forth in Section 2.3(b).

“Effective Date” has the meaning set forth in the recitals to this Agreement.

“Employee Plan” or “Employee Plans” has the meaning set forth in Section 4.17(a).

“End Date” has the meaning set forth in Section 6.1(d).

“Environment” means soil, surface waters, groundwater, land, stream, sediments, surface or subsurface strata, ambient air, indoor air or indoor air quality, including any material or substance used in the physical structure of any building or improvement.

“Environmental Law” means any Law that relates to worker health and safety, public health and safety, or the pollution or protection of the Environment.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Escrow Account” has the meaning set forth in Section 2.5(a).

“Escrow Agent” has the meaning set forth in Section 2.5(a).

“Escrow Agreement” has the meaning set forth in Section 2.5(a).

“Escrow Amount” has the meaning set forth in Section 2.5(a).

“Estimated Closing Statement” has the meaning set forth in Section 2.2(b).

“Estimated Working Capital” has the meaning set forth in Section 2.3(c).

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations of the SEC thereunder.

“Final Order” means an order, ruling or judgment of the Bankruptcy Court (or other court of competent jurisdiction) entered by the Clerk of the Bankruptcy Court on the docket in the Chapter 11 Cases (or by the clerk of such other court of competent jurisdiction on the docket of such court) that:  (a) is in full force and effect; (b) is not stayed; and (c) is no longer subject to review, reversal, modification or amendment, by appeal or writ of certiorari; provided, however, that the possibility that a motion under Rule 59 or 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Federal Rules of Civil Procedure or Bankruptcy Rules, may be filed relating to such order, ruling or judgment shall not cause such order, ruling or judgment not to be a Final Order.

“Final Purchase Price” has the meaning set forth in Section 2.3(c).

“Final Statement” has the meaning set forth in Section 2.3(b).

“Final Working Capital” has the meaning set forth in Section 2.3(c).

“Financial Statements” has the meaning set forth in Section 4.5(a).

“Financing Documents” has the meaning set forth in Section 1.1 in the definition of “Financing Transactions”.

“Financing Transactions” means, collectively, (a) the execution and/or delivery of the Amended Notes, the Amended Note Guarantees, the Specified Intercreditor Agreements, the Specified Consents and the Specified Amendments, and all agreements, instruments and documents in connection therewith or contemplated thereby (collectively, the “Financing Documents”), and the consummation of the transactions contemplated thereby, and (b) the obtaining of any Specified Consents.

“First Day Motions” means any motion listed on Schedule 1.1(a) attached hereto.

“GAAP” means United States generally accepted accounting principles (as in effect from time to time) applied on a consistent basis.

“General Enforceability Exceptions” has the meaning set forth in Section 4.2.

“Government Reimbursement Programs” has the meaning set forth in Section 4.22(c).

“Governmental Authority” means any government or political subdivision, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision, or any federal, state, local or foreign court or arbitrator.

“Hazardous Material” means any pollutant, hazardous material or toxic substance, including asbestos and asbestos-containing materials, hazardous waste, hazardous material, hazardous substance, contaminant, petroleum, or petroleum-containing materials, radiation and radioactive materials and polychlorinated biphenyls, as defined in, or which would reasonably be expected to give rise to liability under, any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Inconsistent Transaction” means any direct or indirect (through any Person) acquisition, divestiture, sale, business combination, restructuring or reorganization of or involving all or substantially all of the consolidated assets of the Company and its Subsidiaries or all or substantially all of the equity securities of the Company and its Subsidiaries, in either case, whether proposed to be effected pursuant to a merger, consolidation, share exchange, amalgamation or plan of reorganization, other than the Restructuring or any other transaction with Investor or any of its Affiliates.  A Stand-Alone Plan shall not be deemed an Inconsistent Transaction.

“Indebtedness” has the meaning set forth in Section 1.1 in the definition of “Company Debt”.

“Initial Purchase Price” has the meaning set forth in Section 2.2(b).

“Inquiry Period” has the meaning set forth in Section 6.8.

“Intellectual Property” means any and all patents and patent applications; trademarks, service marks, trade names, brand names, trade dress, slogans, logos and Internet domain names and uniform resource locators and the goodwill associated with any of the foregoing; inventions (whether patentable or not), industrial designs, discoveries, improvements, ideas, designs, models, formulae, patterns, compilations, data collections, drawings, blueprints, mask works, devices, methods, techniques, processes, know-how, proprietary information, customer and supplier lists, software, technical and other information and trade secrets; copyrights, copyrightable works, and rights in databases and data collections; moral and economic rights of authors and inventors; other intellectual or industrial property rights and foreign equivalent or counterpart rights and forms of protection of a similar or analogous nature to any of the foregoing or having similar effect in any jurisdiction throughout the world; and any issuances, registrations and applications for registration of, any of the foregoing, including any renewals, extensions, continuations (in whole or in part), divisionals, re-examinations or reissues or equivalent or counterpart thereof; and all documentation and embodiments of the foregoing.

“Interim Financial Statements” has the meaning set forth in Section 4.5(a).

“Investor” has the meaning set forth in the preamble.

“Investor Audited Financial Statements” has the meaning set forth in Section 5.5(a).

“Investor Credit Documents” means, collectively, (a) the Credit Agreement, dated as of May 10, 2012, by and among Investor, certain Affiliates of Investor parties thereto, Wells Fargo Bank, National Association as “Administrative Agent” and “Collateral Agent” thereunder, the financial institutions parties thereto as “Lenders” thereunder, and the other Persons parties thereto, and (b) the other “Loan Documents” (as defined in such Credit Agreement), in each case, as amended, supplemented, amended and restated, renewed, extended, replaced, refinanced or otherwise modified from time to time.

“Investor Debt” has the meaning set forth in Section 5.8.

“Investor Financial Statements” has the meaning set forth in Section 5.5(a).

“Investor Financing Documents” means, collectively, (a) the Investor Credit Documents, (b) the Investor Secured Notes Documents, (c) the Investor Subordinated Notes Documents, and (d) any other agreements, documents or instruments that are material to Parent and its Subsidiaries (taken as a whole) or Investor and its Subsidiaries (taken as a whole) and that evidence or govern any Indebtedness of Parent, Investor or any of their respective Subsidiaries.

“Investor Interim Financial Statements” has the meaning set forth in Section 5.5(a).

“Investor MAE” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate with any other changes, effects, events, occurrences, facts or developments, has had or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, operations, results of operations or financial condition of (x) Parent or any of its Subsidiaries (taken as a whole) or (y) Investor or any of its Subsidiaries (taken as a whole); provided, that none of the following will be deemed, either alone or in combination to constitute, and none of the following will be taken into account in determining whether there has been, an Investor MAE: any change, effect, event, occurrence, state of facts or development (a) resulting from any adverse change or disruption in the financial, credit, capital or securities markets or the economy in general, (b) arising out of, resulting from or attributable to changes in applicable Laws or changes in accounting standards, requirements or principles (including GAAP), (c) affecting companies in the free standing outpatient radiation oncology treatment center industry, (d) arising out of, resulting from or attributable to any natural disaster or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof, whether or not occurring or commenced before or after the date of this Agreement, (e) resulting from any failure by Parent or Investor to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement; provided, that the underlying causes of such failures shall be included in determining whether there has been an Investor MAE (unless such underlying causes are otherwise excluded from consideration by one or more of the other clauses set forth in this definition), (f) resulting from any national or international political or social conditions, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any other country, or any of their respective territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States or any other country, (g) related to any damages to any of Parent’s or Investor’s real or personal property, solely to the extent such damages are fully covered by Parent’s or Investor’s insurance policies or (h) arising out of, resulting from or attributable to the announcement, execution or performance of this Agreement or the consummation of the Contemplated Transactions or the identity of the Company or any of its Affiliates; provided, that, with respect to each of clauses (a), (b), (c) and (f) above, any such change, effect, event, occurrence, state of facts or development shall only be disregarded and not taken into account in determining whether an Investor MAE has occurred to the extent (and solely to the extent) that such change, effect, event, occurrence, state of facts or development does not have, and would not reasonably be expected to have, a materially disproportionate adverse effect on Parent, Investor and/or any Subsidiary of Parent or Investor relative to the other participants in the industries in which Parent, Investor or any of their respective Subsidiaries conduct their respective businesses. Notwithstanding anything to the contrary herein, if the Centers for Medicare & Medicaid Services (“CMS”), in its proposed physician fee schedule included in its proposed rule addressing changes to payment policies applicable to radiation oncology services (which is expected to be announced on or about July 1, 2013), sets forth a cumulative combined impact to radiation oncology equal to or greater than ten percent (10%), then such event shall be deemed to constitute an “Investor MAE” (such event, a “CMS MAE”); provided, however, that a CMS MAE shall cease to be an Investor MAE for all purposes of this

Agreement, and a CMS MAE shall not be taken into account in determining whether there has been an Investor MAE, on and at all times after 11:59 p.m. prevailing Eastern Time on the tenth (10th) day following the date of issuance or publication by CMS of such proposed rule.  For the purposes of clarity, the comparable number released by CMS in its proposed rules in 2012 applicable to services furnished in the 2013 calendar year was 15%, as set forth in the Federal Register, Volume 77, No. 146, dated July 30, 2012 in Table 84, under the specialty “Radiation Oncology” and in the column “Total (Cumulative Impact)”.

“Investor Secured Notes Documents” means, collectively, (a) the Indenture, dated as of May 10, 2012, by and among Investor, certain Affiliates of Investor parties thereto, and Wilmington Trust, National Association as “Trustee” and “Collateral Agent” thereunder, and (b) the other “Note Documents” (as defined in such Indenture), in each case, as amended, supplemented, amended and restated, renewed, extended, replaced, refinanced or otherwise modified from time to time.

“Investor Subordinated Notes Documents” means, collectively, (a) the Indenture, dated as of April 20, 2012, by and among Investor, certain Affiliates of Investor parties thereto, and Wells Fargo Bank, National Association as “Trustee” thereunder, and (b) the “Notes” (as defined in such Indenture), in each case, as amended, supplemented, amended and restated, renewed, extended, replaced, refinanced or otherwise modified from time to time.

“IRS” means the United States Internal Revenue Service.

“Issuance” has the meaning set forth in the recitals to this Agreement.

“Knowledge Members” has the meaning set forth in Section 1.1 in the definition of “Company’s Knowledge”.

“Law” means any law (including common law), statute, code, ordinance, rule, resolution, executive order, Order or regulation of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 4.8.

“Leases” means all leases, subleases, licenses, concessions and other Contracts (written or oral) pursuant to which the Company or any of its Subsidiaries holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company and/or any of its Subsidiaries thereunder.

“Liens” means any mortgage, lien, pledge, security interest, option, right-of-way, right of setoff, claim, charge, easement, option or other similar encumbrance.

“Majority Consenting Debtholders” means the Consenting Debtholders holding at least 50.01% of the aggregate outstanding principal amount of the Notes held by all of the Consenting Debtholders.

“Managed Practice” means any medical professional association, professional corporation, partnership or similar entity that provides medical services at a center, clinic or other facility operated or managed by the Company or any of its Subsidiaries pursuant to a

Management Services Agreement, or at a hospital or hospital department with which the Company or any of its Subsidiaries has a Management Services Agreement.

“Management Services Agreements” means all of the management services agreements to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or the applicable Subsidiary provides management and/or administrative services and other related services to the applicable Managed Practice; provided, however, that, upon delivery of the Disclosure Schedules by the Company to Investor, “Management Services Agreements” shall mean those management services agreements set forth on Schedule 1.1(b).

“Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate with any other changes, effects, events, occurrences, facts or developments, has had or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, operations, results of operations or financial condition of the Company or any of its Subsidiaries (taken as a whole); provided, that none of the following will be deemed, either alone or in combination to constitute, and none of the following will be taken into account in determining whether there has been, a Material Adverse Effect: any change, effect, event, occurrence, state of facts or development (a) resulting from any adverse change or disruption in the financial, credit, capital or securities markets or the economy in general, (b) arising out of, resulting from or attributable to changes in applicable Laws or changes in accounting standards, requirements or principles (including GAAP), (c) affecting companies in the free standing outpatient radiation oncology treatment center industry, (d) arising out of, resulting from or attributable to the announcement, execution or performance of this Agreement or the consummation of the Contemplated Transactions or the identity of Investor or any of its Affiliates, (e) arising out of, resulting from or attributable to any natural disaster or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof, whether or not occurring or commenced before or after the date of this Agreement, (f) resulting from any failure by the Company or any of its Subsidiaries to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement; provided, that the underlying causes of such failures shall be included in determining whether there has been a Material Adverse Effect (unless such underlying causes are otherwise excluded from consideration by one or more of the other clauses set forth in this definition), (g) resulting from any national or international political or social conditions, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any other country, or any of their respective territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States or any other country, (h) arising out of or resulting from the commencement of the Chapter 11 Cases, or (i) related to any damages to any of the Company’s or any of its Subsidiaries’ real or personal property, solely to the extent such damages are fully covered by the Company’s or any of its Subsidiaries’ insurance policies; provided, that, with respect to each of clauses (a), (b), (c) and (g) above, any such change, effect, event, occurrence, state of facts or development shall only be disregarded and not taken into account in determining whether a Material Adverse Effect has occurred to the extent (and solely to the extent) that such change, effect, event, occurrence, state of facts or development does not have, and would not reasonably be expected to have, a materially disproportionate adverse effect on the Company and/or any Subsidiary of the Company relative to the other participants in the industries in which the Company and its Subsidiaries conduct their respective businesses. Notwithstanding anything to the contrary herein, a CMS MAE shall be deemed to constitute a “Material Adverse Effect”; provided, however, that a CMS MAE shall cease to be a Material Adverse Effect for all purposes of this Agreement, and a CMS MAE shall not be taken into account in determining whether there has been a Material Adverse Effect, on and at all times after 11:59 p.m. prevailing Eastern Time on the tenth (10th) day following the date of the issuance or publication by CMS of its proposed rule addressing changes to payment policies applicable to radiation oncology services.  For the purposes of clarity, the comparable number released by CMS in its proposed rules in 2012 applicable to services furnished in the 2013 calendar year was 15%, as set forth in the Federal Register, Volume 77, No. 146, dated July 30, 2012 in Table 84, under the specialty “Radiation Oncology” and in the column “Total (Cumulative Impact)”.

“Material Contracts” has the meaning set forth in Section 4.11(a).

“Material Suppliers” has the meaning set forth in Section 4.20(b).

“Monthly Financial Statements” has the meaning set forth in Section 6.10.

“Net Working Capital” means, as of any time, the amount of (a) the Company’s and its Subsidiaries’ current assets (net of related reserves and excluding Cash, intercompany receivables, and deferred Tax assets) minus (b) the Company’s and its Subsidiaries’ current liabilities (including all deferred revenue and accrued Selling Expenses, but excluding (i) all Company Debt, (ii) income or other Tax liabilities, (iii) accrued but unpaid interest relating to Company Debt, (iv) management fee accruals (to the extent not otherwise included in Company Debt) and (v) intercompany payables), in each case, as of such time and calculated on a consolidated basis in accordance with the Agreed Principles.

“Noteholders’ Representative” means any Person or Persons designated in writing as the “Noteholders’ Representative” from time to time by the Majority Consenting Debtholders.

“Notes” means the 11-3/4% Senior Secured Notes due 2017 issued by the Company under the Notes Indenture, as amended, supplemented, amended and restated, renewed, extended, replaced, refinanced or otherwise modified from time to time.

“Notes Indenture” means the Indenture, dated as of May 13, 2010, by and among the Company, the Subsidiaries of the Company parties thereto, and Wilmington Trust, National Association (successor by merger to Wilmington Trust FSB) as “Trustee” and “Collateral Agent” thereunder, as amended, supplemented, amended and restated, renewed, extended, replaced, refinanced or otherwise modified from time to time.

“Notice” shall have the meaning set forth in Section 10.5.

“Order” means any order, judgment, ruling, decree, injunction, assessment, award, charge or writ of any Governmental Authority.

“Overage” has the meaning set forth in Section 2.2(a)(i).

“ordinary course of business” means, the operation of the Company and its Subsidiaries in the usual and ordinary course in a manner substantially consistent with past custom and practice and normal day to day operations (taking into account the effects on such operations resulting from the Company’s financial condition and the diligence, negotiation, preparation and/or consummation of the Restructuring Transactions).

“Organizational Documents” means, with respect to any Person other than a natural person, the documents by which such Person was organized (such as a certificate of incorporation, certificate of formation, certificate of limited partnership or articles of organization, and including any certificates of designation for preferred stock or other forms of preferred equity) or which relate to the internal governance of such Person (such as by-laws, a partnership agreement or an operating, limited liability company or members agreement), in each case to which such Person is a party or to which such Person is bound.

“Owned Real Property” has the meaning set forth in Section 4.8.

“Owner” shall have the meaning set forth in Section 1.1 in the definition of “Subsidiary”.

“Parent” means Radiation Therapy Services Holdings, Inc., a Delaware corporation.

“Permits” means any license, permit, authorization, certificate of authority, qualification or similar document or authority that has been issued or granted by any Governmental Authority.

“Permitted Liens” means (a) Liens arising under agreements governing the Company Debt, (b) Liens for Taxes not yet due and payable or delinquent (or which may be paid without interest or penalties) or the validity or amount of which are being contested in good faith by appropriate proceedings, (c) Liens arising under conditional sales contracts and equipment leases with third parties, (d) mechanics’, materialman’s, workmens’, repairmen’s, warehousemen’s, supplier’s, vendor’s, carriers’ or other similar Liens arising or incurred in the ordinary course of business by operation of Law securing amounts that are not yet due and payable, (e) easements, covenants, conditions and restrictions of record affecting title to the Owned Real Property or Leased Real Property which do not or would not materially impair the use or occupancy of any Owned Real Property or Leased Real Property in the operation of the business conducted thereon, (f) any zoning or other governmentally established restrictions or encumbrances which are not violated by the current use or occupancy of any Owned Real Property or Leased Real Property or the operation of the business of the Company and/or any of its Subsidiaries conducted thereon, (g) all purchase money Liens (including Liens securing obligations to pay the deferred and unpaid purchase price of property acquired by the Company and/or any of its Subsidiaries in the ordinary course of business), (h) Liens that do not materially impair the current use or value of any of the properties or assets of the Company or any of its Subsidiaries, (i) Liens in favor of a bank or other financial institution encumbering deposits or other funds maintained with a bank or other financial institution, (j) Liens that will be terminated at or prior to the Closing, and (k) Liens arising out of, under or in connection with applicable federal, state and/or local securities Laws.

“Person” means any individual, sole proprietorship, partnership, corporation, limited liability company, joint venture, unincorporated society or association, trust or other legal entity or Governmental Authority.

“Petition Date” means June 14, 2013.

“Plan” has the meaning set forth in the recitals to this Agreement.

“Proceeding” means any suit, complaint, claim, litigation, prosecution, cause of action, audit, investigation, legal proceeding, administrative enforcement proceeding or arbitration proceeding before any Governmental Authority.

“Purchase Price” has the meaning set forth in Section 2.2(a)(ii).

“Purchased Intellectual Property” means all Intellectual Property owned, used or held for use by the Company or any of its Subsidiaries, including all rights of the Company or its Subsidiaries therein to sue and collect damages for past, present or future infringement, misappropriation or other violation of such Intellectual Property.

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing, migrating or dumping of a Hazardous Material (including drums or containers of Hazardous Materials) into the Environment.

“Representatives” means, with respect to any Person, such Person’s Affiliates and its and their respective officers, directors, managers, employees, agents, counsel, accountants, financial advisors, investment bankers, lenders, equity partners, consultants and other representatives.

“Restructuring” has the meaning given to such term in the recitals to this Agreement.

“Restructuring Support Agreement” means the Restructuring Support Agreement, dated as of June 14, 2013, by and among the Company and the Consenting Debtholders as amended, restated, supplemented or otherwise modified from time to time; provided, that the Restructuring Support Agreement shall not be amended, restated, supplemented or otherwise modified without Investor’s prior written consent to the extent that such amendment, restatement, supplement or modification would materially and adversely affect Investor.

“Restructuring Transactions” means all of the transactions contemplated by this Agreement, the Plan and the Restructuring Support Agreement, other than the Issuance.

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Reports” has the meaning set forth in Section 5.9(a).

“Securities Act” means the Securities Act of 1933, as amended, and the rules promulgated pursuant thereto.

“Selling Expenses” means all fees, costs and expenses incurred by or on behalf of the Company and/or any of its Subsidiaries arising from the preparation, execution, performance and/or consummation of this Agreement, the Ancillary Agreements, the Plan and the Restructuring Transactions (including the Closing) (including any change of control, success, retention or similar bonus payable to any employee or other service provider to the Company or any of its Subsidiaries arising as a result of the Contemplated Transactions, including any amounts payable pursuant to Schedule 7.3(m), in each case, which fees, costs and expenses are not either (a) paid at or before the Closing or (b) payable from, or covered by, a reserve that has been established under the Plan or an Order of the Bankruptcy Court. Notwithstanding the foregoing, “Selling Expenses” shall not include any fees, costs, expenses or claims that (i) are incurred in connection with the Financing Transactions, (ii) Investor is responsible or liable for pursuant to the terms of this Agreement or any of the other Ancillary Agreements (including any Transfer Taxes and all filing fees in connection with any filings, applications or submissions under the HSR Act or any other applicable competition Laws), (iii) are associated with or arise from any executory Contracts or unexpired Leases that Investor requests in writing to be rejected, except with respect to related fees, costs, expenses or claims related to the rejection of the executory Contracts or Leases set forth on Schedule 1.1(d) hereto (which shall be deemed to be “Selling Expenses” hereunder), (iv) are incurred in connection with any Proceeding regarding the severability of a Management Services Agreement and any of the leases that relate to the Managed Practice associated with such Management Services Agreement, or (v) are incurred in connection with the termination of the operations of any Managed Practice as a result of the rejection of the related Management Services Agreement.

“Shares” has the meaning set forth in the recitals to this Agreement.

“Shortfall” has the meaning set forth in Section 2.2(a)(ii).

“Specified Amendments” has the meaning set forth in Section 7.2(g).

“Specified Consents” has the meaning set forth in Section 7.2(f).

“Specified Intercreditor Agreement” has the meaning set forth in Section 7.2(h).

“Specified Representatives” has the meaning set forth in Section 6.14.

“Stand-Alone Plan” means any transaction involving all or substantially all of the consolidated assets of the Company and/or its Subsidiaries or all or substantially all of the equity securities of the Company and/or its Subsidiaries pursuant to any stand-alone plan of reorganization among the Company and the Company’s debt or equityholders.

“Start Date Meeting” has the meaning set forth in Section 6.14.

“Subsidiary” means, with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), are held by the Owner or one or more of its Subsidiaries.

“Target Working Capital” means an amount equal to $11,500,000.

“Tax” means (a) any income, alternative or add-on minimum, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, escheat, environmental, windfall profit, customs duty, estimated capital stock, social security (or similar), unemployment, disability, registration, or other tax, duty, charge, assessment, fee, levy or other governmental charge in the nature of a tax, together with any interest, penalties, additions to tax or additional amounts imposed by any Governmental Authority, (b) any liability for or in respect of the payment of any amount of a type described in clause (a) of this definition as a result of being a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes, or (c) any liability for or in respect of the payment of any amount described in clauses (a) or (b) of this definition as a transferee or successor under applicable Law.

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Top Managed Practices” has the meaning set forth in Section 4.20(a).

“Transaction Expenses” means the reasonable and documented fees, costs, expenses, disbursements and charges of Investor paid or payable to third parties (that are not Affiliates of Investor) incurred in connection with the diligence, negotiation, preparation or implementation (including legal, accounting, restructuring, business strategy, advisory and consulting services) of this Agreement or any of the transactions contemplated herein or by the Plan, which shall include but is not limited to, the reasonable and documented fees, costs and expenses of the advisors, agents and Representatives of Investor (that are not Affiliates of Investor) (including, for the avoidance of doubt, the reasonable and documented fees, costs and expenses of each of Kirkland & Ellis LLP, Deloitte & Touche LLP, Millstein & Co. L.P., K&L Gates LLP and Alvarez & Marsal).

“Transfer Taxes” has the meaning set forth in Section 9.1.

“Update MAE” has the meaning set forth in Section 6.8.

“Update MAE Determination Period” has the meaning set forth in Section 6.8.

“Update MAE Notice” has the meaning set forth in Section 6.8.

“Update Recipient” has the meaning set forth in Section 6.8.

“Updated Company Knowledge” has the meaning set forth in Section 6.8.

“Updated Schedules” has the meaning set forth in Section 6.8.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

“willful and intentional breach” has the meaning set forth in Section 8.5(c).

ARTICLE II
SALE AND PURCHASE

2.1                               Purchase and Sale of the Shares.  On the terms, subject to the conditions and limitations, and in reliance on the representations and warranties, set forth in this Agreement (including the entry of the Confirmation Order by the Bankruptcy Court and the Confirmation Order becoming a Final Order), Investor hereby agrees to purchase at the Closing, and the Company hereby agrees to sell, issue and deliver to Investor at the Closing, for an aggregate purchase price equal to the Purchase Price, the Shares free and clear of any and all Liens (other than Permitted Liens).

2.2                               Purchase Price.

(a)                                 In full consideration for the issuance, sale and delivery of the Shares, on the terms, and subject to the conditions and limitations set forth herein, the aggregate consideration to be paid to the Company shall be an amount in cash equal to $42,500,000:

(i)                                     plus the amount, if any, by which the Closing Working Capital exceeds the Target Working Capital (the “Overage”); provided that there shall be no such increase unless the amount of the Closing Working Capital exceeds the Closing Working Capital Upper Target, in which case, the full amount of the Overage shall be added thereto; or

(ii)                                  minus the amount, if any, by which the Target Working Capital exceeds the Closing Working Capital (the “Shortfall”); provided that there shall be no such decrease unless the Closing Working Capital Lower Target exceeds the amount of the Closing Working Capital, in which case, the full amount of the Shortfall shall be deducted therefrom (such amount, as adjusted pursuant to Section 2.3, the “Purchase Price”).

(b)                                 Not later than five (5) days prior to the Closing Date, the Company shall deliver to Investor a statement (the “Estimated Closing Statement”) containing (i) the Company’s good faith estimate of the Closing Working Capital (including each component thereof) and (ii) a calculation of the Purchase Price based on such estimate based on the provisions of Sections 2.2(a)(i) and 2.2(a)(ii) (the “Initial Purchase Price”).

(c)                                  At the Closing, on the terms, and subject to the conditions and limitations set forth herein, Investor shall pay to the Company, in cash by bank wire transfer of immediately available funds to an account or accounts designated by the Company at least two (2) Business Days prior to Closing, an aggregate amount in cash equal to (i) the Initial Purchase Price minus (ii) the Escrow Amount.

2.3                               Purchase Price Adjustment.

(a)                                 Within 75 days after the Closing Date, Investor shall prepare and deliver to the Noteholders’ Representative a statement (the “Closing Statement”) containing (i) the Company’s determination of the actual Closing Working Capital (including each component thereof) and (ii) a calculation of the Purchase Price based on such actual Closing Working Capital based on the provisions of Sections 2.2(a)(i) and 2.2(a)(ii).

(b)                                 Within 75 days following receipt by the Noteholders’ Representative of the Closing Statement, the Noteholders’ Representative shall deliver written notice to Investor of any dispute it has with respect to the preparation or content of, or any other items or matters set forth in, the Closing Statement (a “Dispute Notice”). Any amount, determination or calculation contained in the Closing Statement and not specifically disputed in a timely delivered Dispute Notice shall be final, conclusive and binding on the parties. If the Noteholders’ Representative does not deliver to Investor a Dispute Notice within such 75-day period, such Closing Statement will be final, conclusive and binding on the parties. If the Noteholders’ Representative does deliver to Investor a Dispute Notice within such 75-day period, Investor and the Noteholders’ Representative shall negotiate in good faith to resolve each disputed amount, determination, calculation, item or other matter raised therein (each, a “Disputed Item”). If Investor and the Noteholders’ Representative, notwithstanding such good faith effort, fail to resolve such dispute within 30 days after Investor’s receipt of the Dispute Notice, Investor and the Company shall jointly engage the Accounting Firm to resolve each outstanding Disputed Item.  The Accounting Firm shall be instructed by Investor and the Noteholders’ Representative to use every reasonable effort to review and resolve such Disputed Items (acting as an expert and not an arbitrator) and to deliver a written report containing its calculation of each Disputed Item (in each case, calculated in accordance with this Agreement and determined within the range of dispute between the Closing Statement and the Dispute Notice) within 45 days of engagement. All Disputed Items that are resolved between Investor and the Noteholders’ Representative or are determined by the Accounting Firm will be final, conclusive and binding on the parties absent manifest error.  Until the Accounting Firm makes its determination of the Closing Working Capital, the costs and expenses of the Accounting Firm shall be borne equally by Investor, on the one hand, and the Company, on the other hand; provided that, upon the issuance of its determination of the Closing Working Capital, any costs and expenses (including costs and expenses previously advanced) of the Accounting Firm shall be borne pro rata by Investor, on the one hand, and the Company, on the other hand, in proportion to the difference between (x) the Final Purchase Price and (y) the Final Purchase Price that would have resulted from the use of the proposed calculations of Investor, on the one hand, and the Noteholders’ Representative, on the other hand. For example, if the Final Purchase Price that would have resulted based on the Closing Statement delivered by Investor pursuant to Section 2.3(a) was $500,000 less than the Final Purchase Price (as finally determined), but the Final Purchase Price that would have resulted based on the adjustments set forth in the Dispute Notice delivered by the Noteholders’ Representative pursuant to Section 2.3(b) was $250,000 more than the Final Purchase Price (as finally determined), Investor will pay 2/3 of such costs and expenses, and the Company will pay 1/3 of such costs and expenses. Any costs and expenses to be paid by the Company pursuant to this Section 2.3(b) shall be satisfied with a portion of the Escrow Amount , and Investor and the Noteholders’ Representative shall execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to distribute a portion of the Escrow Amount to satisfy such costs and expenses concurrently with the payments that are made pursuant to Section 2.3(e) or Section 2.3(f), as the case may be (or if no such payments are to be made, within five (5) Business Days after the date on which the Final Purchase Price is determined) finally determined pursuant to Section 2.3(c); provided, however, that if the Noteholders’ Representative has not become a party to the Escrow Agreement in accordance with the terms thereof, the Company shall execute and deliver such joint written instructions in lieu of the Noteholders’ Representative, but such joint written instructions shall not be delivered by Investor and/or the Company to the Escrow Agent without the prior written consent of the Noteholders’ Representative (such consent not to be unreasonably withheld, delayed or conditioned). The “Final Statement” shall be deemed to be (i) the Closing Statement if no Dispute Notice is delivered by the Noteholders’ Representative within the 75-day period specified in this Section 2.3(b), (ii) the Closing Statement if the Noteholders’ Representative notifies Investor in writing that the Noteholders’ Representative agrees with the Closing Statement in its entirety at any time during the 75-day period specified in this Section 2.3(b), or (iii) if a Dispute Notice is delivered by the Noteholders’ Representative within the 75-day period specified in this Section 2.3(b), the Closing Statement as adjusted by (A) the written agreement of the Noteholders’ Representative and Investor and/or (B) the written determination of the Accounting Firm.

(c)                                  Within five (5) Business Days after the date on which the Closing Statement becomes the Final Statement in accordance with Section 2.3(b), the Initial Purchase Price shall be increased (if the Adjustment Amount as determined in accordance with this Section 2.3(c) is greater than zero) or decreased (if the Adjustment Amount as determined in accordance with this Section 2.3(c) is less than zero) by the Adjustment Amount. The “Adjustment Amount” shall equal the sum of: (i) the difference between the Closing Working Capital set forth on the Final Statement (the “Final Working Capital”) and the Target Working Capital, expressed as (A) a positive number if the Final Working Capital is more than $500,000 greater than the Target Working Capital, (B) a negative number if the Target Working Capital exceeds the Final Working Capital by more than $500,000 or (C) zero if the Final Working Capital is not more than $500,000 greater or less than the Target Working Capital, plus (ii) the difference between the Target Working Capital and the Closing Working Capital set forth on the Estimated Closing Statement (the “Estimated Working Capital”), expressed as (A) a negative number if the Estimated Working Capital is more than $500,000 greater than the Target Working Capital, (B) a positive number if the Target Working Capital exceeds the Estimated Working Capital by more than $500,000 or (C) zero if the Estimated Working Capital is not more than $500,000 greater or less than the Target Working Capital.

The Initial Purchase Price, as so adjusted pursuant to this Section 2.3(c) (or not adjusted after application of the provisions of this Section 2.3(c)), is referred to herein as the “Final Purchase Price”.

(d)                                 Access.  For purposes of complying with the terms set forth in this Section 2.3, each party shall reasonably cooperate with and make available to the other party and its Representatives, and, subsequent to the Closing Date, Investor shall (and Investor shall cause the Company and its Subsidiaries to) reasonably cooperate with and make available to the Noteholders’ Representative, all information, records, data and working papers and shall permit access to its facilities and personnel, as may be reasonably required in connection with the preparation and analysis of the Estimated Closing Statement and the Closing Statement and the resolution of any disputes thereunder.

(e)                                  Downward Adjustment.  If the Final Purchase Price (as finally determined pursuant to Section 2.3(c)) is less than the Initial Purchase Price paid on the Closing Date, then, within five (5) Business Days after the date on which the Final Purchase Price is finally determined pursuant to Section 2.3(c), Investor shall receive the amount of such shortfall, by wire transfer of immediately available funds, to be disbursed from the funds remaining in the Escrow Account to an account designated in writing by Investor to the Noteholders’ Representative and the Company prior to the date such payment is due hereunder, and Investor and the Noteholders’ Representative shall execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to distribute funds from the Escrow Account (to the extent remaining) in the amount of such shortfall to such designated account; provided, however, that if the Noteholders’ Representative has not become a party to the Escrow Agreement in accordance with the terms thereof, the Company shall execute and deliver such joint written instructions in lieu of the Noteholders’ Representative, but such joint written instructions shall not be delivered by Investor and/or the Company to the Escrow Agent without the prior written consent of the Noteholders’ Representative (such consent not to be unreasonably withheld, delayed or conditioned).  For the avoidance of doubt, in no event shall (i) the amount payable to Investor pursuant to this Section 2.3(e) exceed the Escrow Amount and (ii) neither Investor nor any of its Affiliates shall have any right, or be entitled, to pursue any amount payable to Investor pursuant to Section 2.3(e) against the Noteholders’ Representative, any holder of the Notes or any other creditor of the Company.

(f)                                   Upward Adjustment.  If the Final Purchase Price (as finally determined pursuant to Section 2.3(c)) is greater than Initial Purchase Price paid on the Closing Date, then Investor shall pay, or cause to be paid, an amount in cash equal to such excess, to the Company within five (5) Business Days from the date on which the Final Purchase Price is finally determined pursuant to Section 2.3(c) by bank wire transfer of immediately available funds, and the Company shall, and Investor shall cause the Company to, immediately distribute such amount pursuant to the terms of the Plan.

2.4                               Transaction Expenses.

(a)                                 If this Agreement is terminated pursuant to Section 8.1(b), 8.1(c) (unless such termination is due to the existence of a CMS MAE), 8.1(f) or 8.2(a), then (subject to Section 2.4(b)) all accrued and unpaid Transaction Expenses incurred up to (and including) the date of such termination shall be paid in full promptly after such termination (but in any event within two (2) Business Days after such termination), but only after invoices are presented to the Company, and without Bankruptcy Court review or further Bankruptcy Court order, but in accordance with the Plan; provided, however, that, notwithstanding anything to the contrary herein, if at the time of any such termination described in this Section 2.4(a) Investor is also in material breach of this Agreement such that any of the conditions set forth in Section 7.2(d) or Section 7.3(e) would not be satisfied, Investor shall have no right to reimbursement for, or otherwise be paid in respect of, any Transaction Expenses.  All Transaction Expenses of Investor that are payable by the Company shall be paid to Investor (or its designee) in cash by wire transfer of immediately available funds to the account(s) specified by Investor.  For the avoidance of doubt, Investor shall not be entitled to receive payment of any Transaction Expenses, and the Company shall not be required to pay any Transaction Expenses to Investor, if this Agreement is terminated by Investor as a result of, or on account of, a CMS MAE.

(b)                                 The amount of Transaction Expenses reimbursable and payable pursuant to this Section 2.4 shall not exceed $2,000,000.00 in the aggregate.

(c)                                  The obligations set forth in this Section 2.4 are in addition to, and do not limit, the Company’s obligations under Article VIII.

(d)                                 Amounts required to be paid by the Company pursuant to this Section 2.4 shall constitute allowed superpriority administrative expenses under the Bankruptcy Code (which shall be an administrative expense claim of the kind specified in Sections 503(b) and 507(b) of the Bankruptcy Code).

2.5                               Deposit.

(a)                                 On the date of this Agreement, the Company and Investor shall enter into an escrow agreement (the “Escrow Agreement”) with JPMorgan Chase Bank, National Association (the “Escrow Agent”), and prior to 5:00 p.m. (prevailing Eastern Time) on June 24, 2013, Investor shall deposit in cash an amount equal to $5,000,000.00 (together with all interest and other earnings accrued thereon that have not been otherwise distributed in accordance with the Escrow Agreement, the “Escrow Amount”) to an escrow account (the “Escrow Account”) to be established and maintained with the Escrow Agent pursuant to the terms of the Escrow Agreement.  Upon the written request of the Noteholders’ Representative, the Company shall immediately assign any or all of its rights under the Escrow Agreement to the Noteholders’ Representative pursuant to the terms of Section 11 of the Escrow Agreement, including compliance by the Noteholders’ Representative with the last sentence of Section 11 thereof.

(b)                                 Upon (i) the termination of this Agreement for any reason other than pursuant to Section 8.2(b) or Section 8.2(c), the remaining Escrow Amount shall be distributed to Investor and Investor shall have no further obligation or liability of any kind whatsoever to any Person except as otherwise set forth in Article VIII, or (ii) the determination of the Final Purchase Price (as finally determined pursuant to Section 2.3(c)), on the terms, and subject to the conditions and limitations set forth herein, and subject to the prior payment of any amounts that are payable from the Escrow Account pursuant to Section 2.3(b) and/or Section 2.3(e), the remaining Escrow Amount shall be distributed to the Company, by bank wire transfer of immediately available funds, and the Company shall, and Investor shall cause the Company to, immediately distribute such remaining Escrow Amount pursuant to the terms of the Plan.  Promptly following any such termination referred to in clause (i) of the immediately preceding sentence or any such determination of the Final Purchase Price referred to in clause (ii) of the immediately preceding sentence, Investor and the Noteholders’ Representative shall execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to distribute the Escrow Amount in accordance with the terms of the immediately preceding sentence; provided, however, that if the Noteholders’ Representative has not become a party to the Escrow Agreement in accordance with the terms thereof, the Company shall execute and deliver such joint written instructions in lieu of the Noteholders’ Representative, but such joint written instructions shall not be delivered by Investor and/or the Company to the Escrow Agent without the prior written consent of the Noteholders’ Representative (such consent not to be unreasonably withheld, delayed or conditioned).  The Company shall also be entitled to receive the Escrow Amount pursuant to the terms of Section 8.5(c).  The fees and charges of the Escrow Agent shall be paid 50% by the Company and 50% by Investor in accordance with the terms of the Escrow Agreement.  Anything in this Agreement to the contrary notwithstanding, if the Noteholders’ Representative has not become a party to the Escrow Agreement in accordance with the terms thereof at or following the Closing, neither the Company nor Investor shall instruct or otherwise direct the Escrow Agent to release and/or distribute any funds from the Escrow Account without the prior written consent of the Noteholders’ Representative (such consent not to be unreasonably withheld, delayed or conditioned).

2.6                               Use of Proceeds.  The Company shall apply the net proceeds from the sale of the Shares pursuant to this Agreement (including any proceeds received pursuant to Section 2.3(f) and clause (ii) of Section 2.5(b)) in accordance with the terms of the Plan, including if applicable, to fund the payment of claims and administrative claims as provided in the Plan.

ARTICLE III
CLOSING AND DELIVERIES

3.1                               Closing.  The closing of the purchase and sale of the Shares hereunder (the “Closing”) will occur at 10:00 a.m. (prevailing Eastern Time) on the Effective Date, subject to the satisfaction or waiver (by the party having the benefit of any such condition) of all conditions to Closing set forth in Article VII (other than those conditions that are to be satisfied at the Closing), or at such other time, on such other date or in such other manner as the parties mutually agree in writing (the “Closing Date”).  All proceedings to be taken and all documents to be executed and delivered by the parties at the Closing will be deemed to have been taken and executed simultaneously and no proceedings will be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.

3.2                               Deliveries by the Company.  At the Closing, the Company shall deliver or cause to be delivered to Investor the following items:

(a)                                 original corporate record books and stock record books of the Company and its Subsidiaries that are in the possession or control of the Company (or make such record books otherwise available if a delivery at Closing would not be reasonably practicable);

(b)                                 the original stock certificates representing the Shares;

(c)                                  a certificate of good standing for the Company and each of its Subsidiaries issued by the applicable Governmental Authority of the jurisdiction of organization or formation of the Company and each such Subsidiary; and

(d)                                 a certificate from an officer of the Company, given by or on behalf of the Company and not in his or her individual capacity, to the effect that the conditions set forth in Sections 7.3(g), 7.3(i) and 7.3(j) have been satisfied.

3.3                               Deliveries by Investor.  At the Closing, Investor shall deliver to the Company (or, in the case of Section 3.3(f)(i), the Persons set forth therein) the following items:

(a)                                 the Initial Purchase Price minus the Escrow Amount, paid in accordance with Section 2.2(c);

(b)                                 the certificate of incorporation (or equivalent document) of Investor certified by the Secretary of State of its jurisdiction of incorporation and a copy of the bylaws (or equivalent document) of Investor, certified by an officer of Investor on behalf of Investor and not in his or her individual capacity;

(c)                                  a certificate of good standing for Investor and each of the other Subsidiaries of Parent issued by the Secretary of State of such Person’s jurisdiction of organization or formation;

(d)                                 a certified copy of the resolutions (or written consent) of the board of directors (or comparable governing body) of Investor and each of the other Subsidiaries of Parent authorizing the execution and delivery of this Agreement, the Ancillary Agreements and the Financing Documents to which Investor and/or such Subsidiary is a party, and the consummation of the Contemplated Transactions and the Financing Transactions;

(e)                                  a certificate of an officer of Investor, given on behalf of Investor and not in his or her individual capacity, to the effect that the conditions set forth in Sections 7.2(d), 7.2(e) and 7.2(m) have been satisfied; and

(f)                                   (i) the unpaid fees, costs, expenses and disbursements of Stroock & Stroock & Lavan LLP, counsel to the Consenting Debtholders, and GLC Advisors & Co., LLC, financial advisor to the Consenting Debtholders, in an aggregate amount not to exceed $1,500,000, such amounts to be paid by wire transfer in immediately available funds to the account(s) designated for such Persons in writing to Investor prior to the Closing Date; and (ii) all fees, costs, expenses and disbursements previously paid by the Company to Stroock & Stroock & Lavan LLP, counsel to the Consenting Debtholders, and GLC Advisors & Co., LLC, financial advisor to the Consenting Debtholders, in an aggregate amount not to exceed (x) $1,500,000 less (y) such amounts paid by Investor pursuant to Section 3.3(f)(i) (which amount shall in no event be less than $0.00), such amounts to be paid by wire transfer in immediately available funds to the account designated by the Company in writing to Investor prior to the Closing Date.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (a) the schedules to this Agreement delivered by the Company to Investor within ten (10) Business Days after the date hereof or subsequently delivered to Investor in accordance with Section 6.8 (collectively, the “Disclosure Schedules”), (b) the Data Room and (c) the Plan, the Company hereby represents and warrants to Investor as of the date of the delivery of the applicable Disclosure Schedules and as of the Closing as follows:

4.1                               Existence and Good Standing.  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and the Company is duly qualified to do business, and in good standing, in each jurisdiction in which the character of the properties owned or leased by it or in which the conduct of its business requires it to be so qualified, except where the failure to be so qualified or to be in good standing would not have a Material Adverse Effect. Each Subsidiary of the Company (a) is duly organized and formed, validly existing and in good standing under the laws of its jurisdiction of formation, (b) has all requisite power and authority to own its properties and to carry on its businesses as now conducted and (c) is qualified to do business and is in good standing in every jurisdiction in which the property owned, leased or held for use by it or the conduct of its business as now conducted requires it to qualify, except in each such case where the failure to be so qualified would not have a Material Adverse Effect. To the Company’s Knowledge, the copies of the governing documents of the Company and its Subsidiaries which have been furnished to Investor reflect all amendments made thereto and are true, complete and correct copies of the originals thereof.

4.2                               Validity and Enforceability.  Subject to entry by the Bankruptcy Court of the Agreement Order and the Confirmation Order, the Company has the requisite power and authority (a) to enter into, execute and deliver this Agreement, the Ancillary Agreements and the Plan and (b) to consummate the Contemplated Transactions, and has taken all necessary corporate action required for (i) the due authorization, execution and delivery of this Agreement and the Ancillary Agreements, (ii) the due authorization, execution and filing with the Bankruptcy Court of the Plan and (iii) the performance and consummation of the Contemplated Transactions.  Subject to entry by the Bankruptcy Court of the Agreement Order and the Confirmation Order, this Agreement and each of the Ancillary Agreements have been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by Investor, represent the legal, valid and binding obligation of the Company, enforceable against it in accordance with their respective terms, except as limited by (y) applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally from time to time in effect and (z) the availability of equitable remedies (regardless of whether enforceability is considered in a proceeding at law or in equity) (collectively, the “General Enforceability Exceptions”).  The Plan, upon being entered by the Bankruptcy Court, will be duly executed and delivered by the Company and its

Subsidiaries, and, subject to entry of the Confirmation Order, the Plan will constitute the legal, valid and binding obligation of the Company and its Subsidiaries, enforceable against the Company and its Subsidiaries in accordance with its terms.

4.3                               Capitalization of the Company and its Subsidiaries.

(a)                                 As of the date hereof, the authorized capital stock of the Company consists of 50,000,000 shares of common stock, $0.001 par value per share, of which 26,317,673 are issued and outstanding, and all of which are duly authorized, validly issued, fully paid and nonassessable, and 1,000,000 shares of preferred stock, $0.001 par value per share, of which no shares are issued and outstanding.

(b)                                 Schedule 4.3(b) sets forth for each Subsidiary of the Company, in each case, as of the date hereof (i) its name and jurisdiction of incorporation or organization, (ii) the number of authorized shares (or equivalent) for each class of its capital stock or other ownership interest, (iii) the number of issued and outstanding shares (or equivalent) of each class of its capital stock or other ownership interest, the names of the holders thereof and the number of shares (or equivalent) held by each such holder and (iv) the number of shares (or equivalent) of its capital stock or other ownership interest held in treasury.  To the Company’s Knowledge, all of the issued and outstanding shares (or equivalent) of capital stock or other ownership interest of each Subsidiary of the Company have been duly authorized and are validly issued, and, if applicable, are fully paid and non-assessable.  To the Company’s Knowledge, there are no authorized or outstanding options, warrants, calls, subscriptions, equity appreciation, phantom equity or other rights relating to the capital stock or other ownership interest of any Subsidiary of the Company or with respect to which any Subsidiary may be obligated to issue or sell any shares of capital stock or other ownership interests of such Subsidiary.  The Company directly or indirectly owns all of the issued and outstanding shares of capital stock of each Subsidiary (free and clear of all Liens other than Permitted Liens).

4.4                               No Conflict; Required Filings and Consents.

(a)                                 To the extent any such breach, default, right or violation described below is valid and enforceable under applicable Law, including the Bankruptcy Code, neither the execution and delivery of this Agreement, any Ancillary Agreement or the Plan by the Company, nor the consummation by the Company of the Contemplated Transactions, nor compliance by the Company with any term, condition or provision hereof, will, directly or indirectly, (i) conflict with, constitute or otherwise result in a breach of any term, condition or provision of the Organizational Documents of the Company or any of its Subsidiaries, (ii) except as set forth in Schedule 4.4(a), and subject to the entry by the Bankruptcy Court of the Agreement Order and the Confirmation Order, constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation, modification or acceleration with respect to, or result in the creation or imposition of a Lien upon any property or assets of the Company or any of its Subsidiaries, pursuant to any Material Contract to which any of them is a party, or (iii) subject to receipt of the requisite approvals referred to in Schedule 4.4(b), violate any Order or Law applicable to the Company or any of its

Subsidiaries or pursuant to which any of their respective properties, assets, rights or interests may be subject, except in the case of clause (ii) and (iii), where any such breach, default, right or violation would not reasonably be expected to have a Material Adverse Effect.

(b)                                 Other than as set forth in Schedule 4.4(b) and entry by the Bankruptcy Court of the Agreement Order and the Confirmation Order, no Consent of any Governmental Authority is required to be obtained by the Company for the consummation by the Company of the Contemplated Transactions, except for such Consent the failure of which to be obtained would not reasonably be expected to have a Material Adverse Effect.

4.5                               Financial Statements.

(a)                                 Copies of the following financial statements have been delivered to Investor or have been made available to Investor for its review: (i) the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2010, December 31, 2011, and December 31, 2012 (the “Balance Sheet Date”), and the related audited consolidated statements of income, Company’ equity, and cash flows for the years then ended, together with the notes thereto (the “Audited Financial Statements”), and (ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of March 31, 2013, and the related unaudited consolidated statements of income for the 3-month period then ended (the “Interim Financial Statements”, and together with the Audited Financial Statements, the “Financial Statements”).

(b)                                 The Audited Financial Statements have been prepared in accordance with GAAP and fairly present, in all material respects, the financial position, results of operations, shareholders’ equity, and cash flows of the Company and its Subsidiaries on a consolidated basis, as of the date and for the period indicated.  The Interim Financial Statements have been prepared by management in accordance with GAAP applied consistently with the Audited Financial Statements (except for the absence of footnote disclosure, which, if presented would not provide information materially different than the information set forth in such Interim Financial Statements, and year-end adjustments, the effect of which will not, individually or on the aggregate, be materially adverse).  The Financial Statements were derived from the books and records of the Company and its Subsidiaries.

(c)                                  Except as set forth on Schedule 4.5(c), none of the Company or any of its Subsidiaries has any material liabilities that would be required to be reflected in, or reserved against, or otherwise described on, a balance sheet prepared in accordance with GAAP, other than (i) liabilities that are set forth on the face of, or quantified in the footnotes to, the Interim Financial Statements, (ii) liabilities incurred since the date of the Interim Financial Statements, (iii)  liabilities arising since the Balance Sheet Date (none of which is a liability resulting from tort, infringement or violation of Law), and (iv) liabilities or obligations incurred in connection with the Contemplated Transactions and the Financing Transactions.

4.6                               Conduct of Business.  Since the Balance Sheet Date through the Petition Date, there has not been any event, change or circumstance that has had, or would be reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

4.7                               Taxes.  To the Company’s Knowledge and except as set forth on Schedule 4.7:

(a)                                 Each of the Company and each of its Subsidiaries has filed all federal income and all other material Tax Returns that it was required to file and has paid all Taxes required to be paid, whether or not such Taxes are shown or are required to be shown on any Tax Return. All such Tax Returns are true, correct and complete in all material respects.  The Company and each of its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, except as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

(b)                                 Neither the Company nor any of its Subsidiaries has agreed to any extension or waiver of the statute of limitations applicable to any material Tax, or agreed to any extension of time with respect to a material Tax assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired.

(c)                                  There are no Liens for unpaid Taxes (other than Taxes not yet due and payable) on the assets of the Company or any of its Subsidiaries.

(d)                                 There is no Proceeding currently pending or, to the Company’s Knowledge, threatened with respect to the Company or any of its Subsidiaries in respect of any Tax that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  No written claim has ever been made by a Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction, except as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

(e)                                  Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code (other than a group the common parent of which is the Company) or (ii) has any material liability for Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee, successor, by Contract or otherwise.

(f)                                   Neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction occurring during the last three (3) years that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

(g)                                  Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or to exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method, or use of an improper method, of accounting, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law), (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) prepaid amount received on or prior to the Closing Date or (vi) election under Section 108(i) of the Code.

(h)                                 Since the Balance Sheet Date, neither the Company nor any of its Subsidiaries has made or changed any Tax election, changed an annual accounting period, adopted or changed any accounting method, filed any amended Tax Return, entered into any closing agreement, settled any Tax claim or assessment, surrendered any right to claim a refund of Taxes or consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment.

(i)                                     Notwithstanding anything to the contrary contained in this Agreement, the representations and warranties in this Section 4.7 and Section 4.17 are the sole representations and warranties of the Company relating to Taxes.

4.8                               Real Property.  Schedule 4.8(a) contains a true and complete list of all real property owned by the Company or any of its Subsidiaries (“Owned Real Property”).  Schedule 4.8(b) contains a true and complete list of all Leases (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) for each leasehold or subleasehold estate and all other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company and/or any of its Subsidiaries (the “Leased Real Property”). To the Company’s Knowledge, the Company has delivered to Investor a true and complete copy of each such Lease and in the case of any oral Lease, a written summary of the material terms of such Lease.  To the Company’s Knowledge and except as set forth in Schedule 4.8(b), with respect to each of the Leases: (a) the Company’s or any of its Subsidiary’s possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed and there are no material disputes with respect to such Lease; (b) neither the Company nor any of its Subsidiaries has subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof; (c) neither the Company nor any of its Subsidiaries has collaterally assigned or granted any other security interest in such Lease or any interest therein; and (d) there are no Liens on the estate or interest created by such Lease, other than Permitted Liens. The owned real property listed on Schedule 4.8(a) and the Leased Real Property listed on Schedule 4.8(b) comprise all real property interests used or held for use in the conduct of the business and operations of the Company and/or any of its Subsidiaries as now conducted.

4.9                               Personal Property.  Except as would not reasonably be expected to have a Material Adverse Effect, the Company and/or its Subsidiaries have (a) good and valid title to all of the material properties and material assets, tangible or intangible, reflected in the Financial Statements as being owned by the Company and/or any of its Subsidiaries and (b) a valid leasehold interest in all material assets leased by it, in each case, free and clear of all Liens except for Permitted Liens, excluding properties and assets sold or disposed of by the Company or its Subsidiaries since the Balance Sheet Date. All items of personal property which, individually or in the aggregate, are material to the Company or its Subsidiaries, are in good condition and in a state of good maintenance and repair (ordinary wear and tear are excepted) and are suitable for all purposes currently used.

4.10                        Intellectual Property.

(a)                                 To the Company’s Knowledge, Schedule 4.10(a)(i) contains a complete list of all patented, registered or applied for all material Purchased Intellectual Property owned by the Company or any of its Subsidiaries. The Company or its Subsidiaries is the sole owner of (free and clear of all Liens) all right, title and interest in and to, or has the right to use pursuant to a valid and enforceable license, all Purchased Intellectual Property.  To the Company’s Knowledge and except as set forth on Schedule 4.10(a)(ii), neither the Company nor any of its Subsidiaries has received within the last year any written notice of any Proceeding and there is no threatened Proceeding pending against the Company or any of its Subsidiaries, asserting that any use of the Purchased Intellectual Property, or the conduct of the businesses of the Company or any of its Subsidiaries, infringes, misappropriates or otherwise violates the Intellectual Property of any Person.  To the Company’s Knowledge and except as set forth on Schedule 4.10(a)(ii), (i) the conduct of the businesses of the Company or its Subsidiaries has not infringed, misappropriated or otherwise violated any Intellectual Property of any Person, and (ii) no Person has infringed, misappropriated or otherwise violated any of the Purchased Intellectual Property.

(b)                                 To the Company’s Knowledge, the computer systems, including the software, firmware, hardware, networks, interfaces and related systems (collectively, the “Computer Systems”) owned or leased by the Company or any of its Subsidiaries that are used or held for use in the conduct of their respective businesses are sufficient for the immediate needs of such businesses, and in the last six (6) months, there have been no material failures, substandard performance or other similar material adverse events with respect to any Computer Systems that have not been remedied or replaced in all material respects.  The Computer Systems and the Purchased Intellectual Property will continue to be owned or available for use by the Company and its Subsidiaries on the same terms and conditions after Closing as they were prior to Closing, except where the failure to own or possess any such rights would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

4.11                        Material Contracts.

(a)                                 Set forth on Schedule 4.11(a) is a list of the following Contracts to which the Company and/or any of its Subsidiaries is a party or by which any or their respective properties or assets are bound (the “Material Contracts”):

(i)                                     the Management Services Agreements;

(ii)                                  each partnership, collaboration, joint development, strategic alliance or joint venture Contract or other Contract for the sharing of profits;

(iii)                               each management, consulting, severance or similar Contract, and each employment Contract;

(iv)                              each Contract with a Material Supplier;

(v)                                 each Contract relating to the acquisition, sale, assignment, disposition or lease of all or a material portion of the assets, business or capital stock of any Person within the last three (3) years (including the Company and/or any of its Subsidiaries);

(vi)                              each Contract that contains any non-solicitation, non-competition, confidentiality or similar obligations (other than any Contract with an employee or former employee or with a customer or supplier entered into in the ordinary course of business otherwise described in this clause vi solely because it contains customary restrictions);

(vii)                           each Contract pursuant to which the Company or any of its Subsidiaries have granted to, or been granted from, any Person any (x) exclusive license to any Intellectual Property, or (y) material non-exclusive license to any software (other than any unmodified commercially available off-the-shelf software); and

(viii)                        each other Contract that involves (x) payments over the life thereof in excess of $500,000 or (y) payments in any one fiscal year in excess of $100,000.

(b)                                 To the Company’s Knowledge and except as set forth on Schedule 4.11(b), each of the Material Contracts is in full force and effect and is a legal, valid and binding Contract or agreement of the Company and/or its Subsidiaries, as applicable, and, there is no material default, violation or breach by the Company and/or any of its Subsidiaries, or, to the Company’s Knowledge, any other party thereto, in the timely performance of any material obligation to be performed or paid thereunder or any other material provision thereof, nor does any condition exist that with notice or lapse of time or both would constitute such a material default, violation or breach thereunder by the Company, any of its Subsidiaries or, to the Company’s Knowledge, any such other party (as applicable), in each case to the extent such material default, violation or breach is not or cannot be cured under Section 365 of the Bankruptcy Code.  To the Company’s Knowledge, except as set forth on Schedule 4.11(b), and to the extent such action is valid and enforceable under applicable Law, including the Bankruptcy Code, neither the Company nor any of its Subsidiaries has received written notice that any party to any Material Contract intends to cancel or terminate any such Material Contract or to not exercise any option to renew thereunder and, to the Company’s Knowledge, no party to any Material Contract intends to exercise any right of cancellation, termination, acceleration or modification under any such Material Contract.

4.12                        Insurance.  Schedule 4.12 sets forth, as of the date of this Agreement, all policies of insurance covering the Company and its Subsidiaries and their respective businesses, and, to the Company’s Knowledge, as of the date hereof such policies are in full force and effect and all premiums and amounts due and payable thereunder have been paid.

4.13                        Litigation and Orders.  To the Company’s Knowledge and except as set forth in Schedule 4.13, there are no pending, outstanding or threatened, and for the past twelve (12) months there have been no Proceedings against, (a) the Company or any of its Subsidiaries or any current or former officer, director, employee, consultant, agent or equityholder of the Company or any of its Subsidiaries with respect to the Company, any of its Subsidiaries or their respective businesses or assets, except for (i) the Chapter 11 Cases, (ii) such Proceedings that, if adversely determined, are not covered by insurance of the Company or any of its Subsidiaries, subject to a discharge in the Chapter 11 Cases, and would not, individually or in the aggregate, reasonably be expected to result in (A) liabilities or obligations of any nature of the Company or its Subsidiaries in excess of $1,000,000, and (iii) claims of creditors or other parties in the Chapter 11 Cases, or (b) Proceedings that challenge, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions.  To the Company’s Knowledge, neither the Company nor any of its Subsidiaries is subject to any Order, other than Orders of the Bankruptcy Court.

4.14                        Compliance with Laws.  To the Company’ Knowledge and except as set forth in Schedule 4.14, each of the Company and its Subsidiaries:

(a)                                 is, and for the past six (6) months has been, in compliance, in all material respects, with all Laws applicable to its business and/or employees (except for Laws addressed in Section 4.7, Section 4.16, Section 4.17, Section 4.18 and Section 4.22); and

(b)                                 has not received any written notification or communication from any Person, and no Proceeding has been filed or otherwise commenced, asserting that the Company or any of its Subsidiaries is not in material compliance with any Law (except for Laws addressed in Section 4.7, Section 4.16, Section 4.17, Section 4.18 and Section 4.22).

4.15                        Permits.  To the Company’s Knowledge, Schedule 4.15 contains a complete list of all material Permits issued to the Company or its Subsidiaries that are currently used by the Company or any of its Subsidiaries in connection with their respective businesses and, to the Company’s Knowledge, such Permits constitute all of the material Permits required for the conduct of the respective businesses of the Company and the Subsidiaries, as applicable, as currently conducted, all of which are valid and in full force and effect except in each such case where the failure to be in full force and effect would not have a Material Adverse Effect. To the Company’s Knowledge each of the Company and the Subsidiaries is in material compliance with all such listed Permits and no written notice has been received by the Company or any Subsidiary alleging a default or violation in connection with any such Permit, except such defaults or violations that would not have, nor would reasonably be expected to have, a Material Adverse Effect.  Notwithstanding anything to the contrary contained in this Agreement, the representations and warranties in this Section 4.15 are the sole representations and warranties of the Company relating to Permits.

4.16                        Labor Matters.  Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or any other Contract or relationship with any labor union or similar employee representative.  To the Company’s Knowledge, (a) no labor union or other collective bargaining unit represents any of the Company’s or any of its Subsidiaries’ employees and (b) there is no union campaign being conducted to solicit cards from employees to authorize a union to request a National Labor Relations Board certifications election with respect to the Company’s or any of its Subsidiaries’ employees.  Except as set forth on Schedule 4.16, (i) with respect to the employees of the Company and/or any of the Subsidiaries, there is no strike, slowdown, work stoppage, lockout or other material labor dispute underway or, to the Company’s Knowledge, threatened, and no such dispute has occurred in the past five years, and (ii) neither the Company nor any Subsidiary has engaged in any unfair labor practices.  Notwithstanding anything to the contrary contained in this Agreement, the representations and warranties in this Section 4.16 are the sole representations and warranties of the Company relating to labor matters.

4.17                        Employee Benefit Plans.

(a)                                 Schedule 4.17(a) sets forth a complete and correct list of (i) all “employee benefit plans”, as defined in Section 3(3) of ERISA, (ii) all other severance pay, salary continuation, bonus, incentive, stock option, equity based retirement, pension, profit sharing or deferred compensation plans, retention, change in control contracts, programs, funds or arrangements of any kind, (iii) all other benefit or compensation plans, Contracts, programs, funds, or arrangements (whether written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic, currently effective or terminated) and any trust, escrow, or similar agreement related thereto, whether or not funded, and (iv) all employment, consulting or independent contractor agreements (A) in respect of any present or former employees, directors, officers, shareholders, consultants or independent contractors of the Company or any of its Subsidiaries that are sponsored or maintained or contributed or required to be contributed to by the Company or any of its Subsidiaries or (B) with respect to which the Company or any of its Subsidiaries is required to make payments, transfers or contributions or with respect to which, to the Company’s Knowledge, the Company or any of its Subsidiaries has any liability or obligation (all of the above being hereinafter individually or collectively referred to as “Employee Plan” or “Employee Plans”, respectively).

(b)                                 Copies of the following materials have been made available to Investor: (i) all current plan documents for each Employee Plan, (ii) all determination letters from the IRS with respect to any of the Employee Plans, if applicable, (iii) all current summary plan descriptions, summaries of material modifications, annual reports, and summary annual reports with respect to the Employee Plans, (iv) all current trust agreements, insurance contracts and other documents relating to the funding or payment of benefits under any Employee Plan, and (v) the two most recent Form 5500 required to be filed for each Employee Plan.

(c)                                  To the Company’s Knowledge, each Employee Plan has been maintained, operated, funded and administered in material compliance with its terms and any related documents or agreements and in material compliance with all applicable Laws other than noncompliance which would not be reasonably expected to give rise to any material liability on the part of the Company or its Subsidiaries or, as of or subsequent to the Closing Date, the Investor.  To the Company’s Knowledge, there have been no prohibited transactions or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Employee Plans that would result in any material liability or excise Tax under ERISA or the Code being imposed on the Company or any of its Subsidiaries.  All material contributions, premiums or other payments under or with respect to each Employee Plan that are due from the Company or any of its Subsidiaries for any time period ending on or before the Closing Date shall have been paid.

(d)                                 Except as would not reasonably be expected to have a Material Adverse Effect, each Employee Plan intended to be qualified under Section 401(a) of the Code is so qualified, has received a favorable determination letter from the IRS, and each trust created thereunder has been determined by the IRS to be exempt from tax under the provisions of Section 501(a) of the Code, and nothing has occurred that could adversely affect the qualification of such Employee Plan.

(e)                                  Neither the Company nor, to the Company’s Knowledge, any member of the Controlled Group currently has an obligation to contribute to, and neither the Company nor any of its Subsidiaries has any current or potential liability or obligation under or with respect to, a “defined benefit plan” as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, or a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code.  To the Company’s Knowledge, neither the Company nor any of its Subsidiaries has any current or potential liability or obligation on account of at any time being considered a single employer under Section 414 of the Code with any other Person.

(f)                                   With respect to each group health plan benefiting any current or former employee of the Company or any of its Subsidiaries that is subject to Section 4980B of the Code, the Company and its Subsidiaries have complied in all material respects with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA (“COBRA”).

(g)                                  Except as set forth on Schedule 4.17(g), no Employee Plan provides benefits, including death or medical benefits, beyond termination of service or retirement other than (i) coverage mandated by COBRA, or (ii) death or retirement benefits under any Employee Plan that is intended to be qualified under Section 401(a) of the Code.

(h)                                 To the Company’s Knowledge, no amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of the Company or any of its Affiliates who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Employee Plan currently in effect would be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).  No individual is entitled to receive any additional payment

(e.g., a Tax gross-up or other payment) from the Company or any of its Subsidiaries in the event that the excise or penalty tax required by Section 409A of the Code (or any corresponding provision of state, local, or foreign Tax law) is imposed on such individual.

(i)                                     Except as set forth on Schedule 4.17(i), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, alone or in connection with any other event: (i) result in a payment (including severance, unemployment compensation or otherwise) becoming due under any Employee Plan; (ii) increase the amount or value of any benefit or compensation otherwise payable under any Employee Plan; or (iii) accelerate the time of payment or vesting, or increase the amount of or result in the funding of, any compensation or benefit due to any Person.

(j)                                    Notwithstanding anything to the contrary contained in this Agreement, the representations and warranties in this Section 4.17 are the sole representations and warranties of the Company relating to Employee Plans.

4.18                        Environmental.

(a)                                 Except as set forth on Schedule 4.18 or as would not reasonably be excepted to have a Material Adverse Effect:

(i)                                     the Company and its Subsidiaries are and have been in compliance with all Environmental Laws, including those applicable to their use and occupation of the Leased Real Property and operation of their respective businesses;

(ii)                                  neither the Company nor its Subsidiaries has generated, manufactured, refined, transported, treated, stored, handled, arranged for or permitted the disposal of, disposed, transferred, produced, processed or exposed any Person to any Hazardous Materials, and, as of the date of this Agreement, there has been no Release or, to the Company’s Knowledge, threat of Release of any Hazardous Material at or in the vicinity of any Leased Real Property, in each case above, that requires reporting, investigation, assessment, cleanup, remediation or any other type of response action by, or would otherwise give rise to any material liability of, the Company or any of its Subsidiaries pursuant to any Environmental Law;

(iii)                               neither the Company nor its Subsidiaries has (A) received written notice under the citizen suit provisions of any Environmental Law, (B) received any written request for information, notice, demand letter, administrative inquiry or formal or informal complaint or claim under or relating to any Environmental Law or (C) been subject to or, to the Company’s Knowledge, threatened with any governmental or citizen enforcement action, claim or other Proceeding with respect to any Environmental Law;

(iv)                              neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any predecessor or affiliate of the Company or any of its Subsidiaries, has manufactured, sold, marketed, installed or distributed products or items containing asbestos or other Hazardous Materials and none of the foregoing Persons have any material liability, contingent or otherwise, with respect to the presence or alleged presence of asbestos or other Hazardous Materials in any product or item or at or upon any property or facility; and

(v)                                 the Company and its Subsidiaries have obtained all material Permits required under any Environmental Law that are materially necessary for the Company’s or its Subsidiaries’ activities and operations at the Leased Real Property, and all such Permits are in full force and effect.

(b)                                 To the Company’s Knowledge, the Company and each of its Subsidiaries have made available to Investor all environmental audits, assessments, reports and other documents materially bearing on any environmental, health or safety matters, which are in their possession or under their reasonable control.

(c)                                  Notwithstanding anything to the contrary contained in this Agreement, the representations and warranties in this Section 4.18 are the sole representations and warranties of the Company relating to environmental matters.

4.19                        Accounts Receivable.  To the Company’s Knowledge, all accounts receivable of each of the Company and its Subsidiaries represent bona fide sales actually made in the ordinary course of business or valid claims as to which performance has been rendered by the Company or its Subsidiaries and none of the Company and/or any of its Subsidiaries has increased or extended the payment terms with respect to any such accounts receivables in a manner not consistent with its ordinary course of business.

4.20                        Managed Practices and Suppliers.

(a)                                 Schedule 4.20(a) sets forth the top ten (10) Managed Practices of the Company and its Subsidiaries on a consolidated basis (based on the dollar amount of sales to such customers) for the year ended December 31, 2012 (collectively, the “Top Managed Practices”). To the Company’s Knowledge and except as set forth on Schedule 4.20(a), (i) neither the Company nor any of its Subsidiaries has received written notice that any Top Managed Practice intends to terminate its relationship with the Company or such Subsidiary, and (ii) neither the Company nor any of its Subsidiaries is involved in any dispute or disagreement with any Top Managed Practice that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, in each case of clause (i) and clause (ii) to the extent such termination is valid and enforceable under applicable Law, including the Bankruptcy Code.

(b)                                 Schedule 4.20(b) sets forth the top ten suppliers of the Company and its Subsidiaries on a consolidated basis (based on the dollar amount of purchases from such suppliers) for the year ended December 31, 2012 and each additional supplier who based on such purchases of the Company or any of the Subsidiaries since December 31, 2012 would reasonably be expected to be a top ten supplier of the Company and its Subsidiaries on a consolidated basis for the year ended December 31, 2013 (the “Material Suppliers”).  Except as set forth on Schedule 4.20(b), neither the Company nor any of its Subsidiaries has received written notice, and to the Company’s Knowledge no facts or circumstances exist to the effect, that (i) any Material Supplier intends to terminate its relationship with the Company or such Subsidiary, (ii) any dispute exists or is anticipated with any Material Supplier that, individually or in the aggregate, could reasonably be anticipated to be material and adverse to the Company or any of its Subsidiaries, or (iii) any Material Supplier has or may stop, materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to supplying materials, products or services to the Company or any of its Subsidiaries (whether as a result of the consummation of the Contemplated Transactions or otherwise), in each case to the extent such action described above is valid and enforceable under applicable Law, including the Bankruptcy Code.  The terms under which the Material Suppliers supply materials, products or services to the Company and its Subsidiaries are on market terms and are the result of arms’-length transactions.

4.21                        Brokers.  Except as set forth on Schedule 4.21, no broker, finder or similar agent has been employed by or on behalf of the Company, and no Person with which the Company has had any dealings or communications of any kind is entitled to any brokerage commission or finder’s fee in connection with this Agreement or the Contemplated Transactions.

4.22                        Healthcare.

(a)                                 To the Company’s Knowledge, the Company and each of its Subsidiaries, and their respective directors and officers, is, and for the past three (3) years has been, in material compliance with all applicable and material healthcare laws, ordinances, regulations and orders relating to or affecting its healthcare operations, including, but not limited to, Sections 1128A, 1128B, or 1877 of the Social Security Act (42 U.S.C. §§ 1320a-7a, 1320a-7b, and 1395nn), 31 U.S.C. § 3729 et seq. (the Civil False Claims Act), 18 U.S.C. § 1347 (Health Care Fraud), Public Law 104-191 (the Health Insurance Portability and Accountability Act of 1996), fraud and abuse, false claims and anti-self referral Laws and Laws related to the confidentiality, privacy and security of medical information, or to licensing, the corporate practice of medicine, fee-splitting, certificate of need  and reimbursement or billing for healthcare services, except where such noncompliance would not have, nor would reasonably be expected to have, a Material Adverse Effect and, to the Company’s Knowledge, neither the Company, any of its Subsidiaries, nor any of the Managed Practices has received any written notice to the contrary. To the Company’s Knowledge, each of the Company and its Subsidiaries possess all material Permits, orders and franchises reasonably necessary to own, lease and conduct their respective businesses in the manner and to the full extent now operated, in each case issued by the appropriate Governmental Authority, including, without limitation, the United States Department of Health and Human Services and each other federal, state and local agency, except where the failure to possess such Permits would not reasonably be expected to have a Material Adverse Effect.

(b)                                 To the Company’s Knowledge, the operation of the healthcare business of the Company and its Subsidiaries is in material compliance with the applicable material healthcare Permits, franchises and orders, and no event has occurred which permits (nor has an event occurred which with notice or lapse of time or both would permit) the revocation or termination of any such necessary material Permits, orders or franchises or which might result in any other impairment of the rights of the Company therein or thereunder, except where the failure to so comply or such revocation, termination or impairment would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)                                  Neither the Company nor any of its Subsidiaries participates in any federal healthcare programs, including the Medicare program, the Medicaid program, and the Tricare program (together with their respective intermediaries or carriers, the “Government Reimbursement Programs”).

(d)                                 The Company is not a party to any corporate integrity or similar agreements with any Governmental Agency which apply to its businesses and activities and those of its Subsidiaries (collectively, the “Business”).  To the Company’s Knowledge, no employee of the Business is excluded from participating in any Government Reimbursement Program, nor to the Company’s Knowledge is any such exclusion threatened or pending.  To the Company’s Knowledge, none of the officers, directors or managing employees (as such term is defined in 42 U.S.C. §1320a-5(b)) of the Company or its Subsidiaries has been excluded from any Government Reimbursement Program, been subject to sanction pursuant to 42 U.S.C. §1320a-7a or 1320a-8, or been convicted of a crime described at 42 U.S.C. §1320a-7b, nor to the Company’s Knowledge is any such exclusion, sanction or conviction threatened or pending.  Neither the Company nor its Subsidiaries has been excluded from the Government Reimbursement Programs.

(e)                                  This Section 4.22 contains the sole representations and warranties of the Company and the Subsidiaries with respect to healthcare regulatory matters.

4.23                        Arm’s Length.  The Company acknowledges and agrees that Investor is acting solely in the capacity of an arm’s length contractual counterparty to the Company with respect to the Contemplated Transactions (including in connection with determining the terms of the Issuance) and not as a financial advisor or fiduciary to, or agent of, the Company or any other Person.  Additionally, Investor is not advising the Company or any other Person as to any legal, Tax, investment, accounting or regulatory matters in any jurisdiction. The Company shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the Contemplated Transactions, and Investor shall not have any responsibility or liability to the Company with respect thereto.  Any review by Investor of the Company, the Contemplated Transactions or other matters relating to the Contemplated Transactions will be performed solely for the benefit of Investor and shall not be on behalf of the Company.

4.24                        No Unlawful Payments.  Except as would not reasonably be expected to create a Material Adverse Effect, neither the Company nor any of its Subsidiaries nor, to the Company’s

Knowledge, any current or former director, officer or employee of the Company or any of its Subsidiaries has, directly or indirectly:  (a) offered, paid, delivered or otherwise used any funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (b) offered, delivered or made any direct or indirect unlawful payment to any official or employee of a Governmental Authority; (c) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977 or any comparable legislation applicable under foreign Law; or (d) offered, delivered, made or received any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

4.25                        No Other Representations and Warranties.  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE COMPANY MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE COMPANY OR ITS SUBSIDIARIES OR ANY OF THEIR RESPECTIVE ASSETS, LIABILITIES OR OPERATIONS, INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.  INVESTOR HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT TO THE EXTENT SET FORTH IN THIS AGREEMENT, INVESTOR IS ACQUIRING THE SHARES ON AN “AS IS, WHERE IS” BASIS.  THE DISCLOSURE OF ANY MATTER OR ITEM IN ANY SCHEDULE HERETO WILL NOT BE DEEMED TO CONSTITUTE AN ACKNOWLEDGEMENT THAT ANY SUCH MATTER IS REQUIRED TO BE DISCLOSED.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF INVESTOR

Investor represents and warrants to the Company as of the date of this Agreement and as of the Closing as follows:

5.1                               Existence and Good Standing.  Investor and each other Subsidiary of Parent is a corporation or limited liability company, duly formed or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Investor and each other Subsidiary of Parent is duly qualified to do business, and in good standing, in each jurisdiction in which the character of the properties owned or leased by it or in which the conduct of its business requires it to be so qualified, except where the failure to be so qualified or to be in good standing would not have an Investor MAE.

5.2                               Validity and Enforceability.  Investor and each other Subsidiary of Parent has the requisite corporate or limited liability company power and authority to execute and deliver this Agreement, the Ancillary Agreements and the Financing Documents to which it is (or will be) a party, and to consummate the Contemplated Transactions and the Financing Transactions.  The execution and delivery of this Agreement, the Ancillary Agreements and the Financing Documents, and the consummation of the transactions contemplated herein and therein, have been duly and validly authorized by all necessary corporate or limited liability action on the part of Investor and each other Subsidiary of Parent.  This Agreement has been (or, in the case of each other Ancillary Agreement and Financing Document to be entered into by Investor and each other Subsidiary of Parent at or prior to the Closing will be) duly and validly executed and delivered by Investor and each other Subsidiary of Parent and, assuming due authorization, execution and delivery by the Company, represents (or, in the case of each other Ancillary Agreement and Financing Documents to be entered into by Investor and each other Subsidiary of Parent at or prior to the Closing, will represent) the legal, valid and binding obligation of Investor and each other Subsidiary of Parent, enforceable against Investor and each other Subsidiary of Parent in accordance with its terms, except as limited by the General Enforceability Exceptions.

5.3                               No Conflict; Required Filings and Consents.

(a)                                 Neither the execution and delivery of this Agreement, any Ancillary Agreements or any Financing Documents to which Investor and each other Subsidiary of Parent is a (or will be a) party, nor the consummation by Investor and each other Subsidiary of Parent of the transactions contemplated herein or therein, nor compliance by Investor and each other Subsidiary of Parent with any of the provisions hereof or thereof, will (i) conflict with or result in a breach of any provisions of the Organizational Documents of Investor or each other Subsidiary of Parent, (ii) constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation or imposition of any Lien upon, any property or assets of Investor or each other Subsidiary of Parent or, pursuant to any Contract to which it is a party or by which it or any of its properties or assets may be subject, or (iii) subject to receipt of the requisite approvals referred to in Schedule 5.3(b), violate any Law applicable to Investor or each other Subsidiary of Parent or any of its properties or assets, except in the case of clause (ii) and (iii), where any such breach, default, right or violation would not reasonably be expected to have an Investor MAE.

(b)                                 Other than as set forth in Schedule 5.3(b), no third party Consent is necessary for the consummation by Investor or each other Subsidiary of Parent of the Contemplated Transactions or the Financing Transactions.

5.4                               Financial Ability.  Investor currently has, and on the Closing Date will have, sufficient immediately available funds in such amount as is required to pay the Initial Purchase Price (less the Escrow Amount) and to make all other payments (including the fees and expenses of Investor related to the Contemplated Transactions and the Financing Transactions) required by the terms hereof to consummate the Contemplated Transactions and the Financing Transactions on the terms set forth herein and otherwise to perform all of Investor’s obligations under this Agreement.

5.5                               Financial Statements.

(a)                                 Copies of the following financial statements have been made available to the Company for its review: (i) the audited consolidated balance sheet of Investor and its Subsidiaries as of December 31, 2010, December 31, 2011, and December 31, 2012, and the related audited consolidated statements of comprehensive loss, cash flows and changes in equity for the years then ended, together with the notes thereto (the “Investor Audited Financial Statements”), and (ii) the unaudited condensed consolidated balance sheet of Investor and its Subsidiaries as of March 31, 2013, and the related unaudited condensed consolidated statements of operations and comprehensive loss, and cash flows for the 3-month period then ended (the “Investor Interim Financial Statements”, and together with the Investor Audited Financial Statements, the “Investor Financial Statements”).

(b)                                 The Investor Audited Financial Statements have been prepared in accordance with GAAP and fairly present, in all material respects, the financial position, results of operations, shareholders’ equity, and cash flows of Investor and its Subsidiaries on a consolidated basis, as of the date and for the period indicated.  The Investor Interim Financial Statements have been prepared by management in accordance with GAAP applied consistently with the Investor Audited Financial Statements (except for the absence of footnote disclosure, which, if presented would not provide information materially different than the information set forth in such Investor Interim Financial Statements, and year-end adjustments, the effect of which will not, individually or on the aggregate, be materially adverse).  The Investor Financial Statements were derived from the books and records of Investor and its Subsidiaries.

(c)                                  Except as set forth on Schedule 5.5(c), none of Investor nor any of its Subsidiaries has any material liabilities, other than (i) liabilities that are set forth on the face of, or quantified in the footnotes to, the Investor Interim Financial Statements, (ii) liabilities incurred in the ordinary course of business that are not required to be set forth in the Investor Interim Financial Statements under GAAP, (iii)  liabilities arising since the Balance Sheet Date in the ordinary course of business and consistent with past practice (none of which is a liability resulting from breach of Contract, breach of warranty, tort, infringement or violation of Law), and (iv) liabilities incurred in connection with the execution of this Agreement.

5.6                               Solvency.  On the Closing Date, Investor and the other Subsidiaries of Parent will not (a) be insolvent (either because their financial condition is such that the sum of their debts is greater than the fair value of their assets or because the present fair saleable value of their assets will be less than the amount required to pay their probable liability on their debts as they become absolute and matured), (b) have unreasonably small capital with which to engage in their businesses or (c) have incurred or plan to incur debts beyond their ability to pay as they become absolute and matured.

5.7                               No Litigation or Regulatory Action.  There is no litigation, arbitration, or other proceedings pending or, to Investor’s knowledge, threatened, against Investor or its Affiliates which would reasonably be expected to prevent, hinder or delay the consummation of the Contemplated Transactions, the Financing Transactions or the payment of the Purchase Price.  There is no litigation, arbitration, or other proceedings pending or, to Investor’s knowledge, threatened, that questions the legality or propriety of the Contemplated Transactions or the Financing Transactions.

5.8                               Capitalization.  Schedule 5.8 correctly and accurately sets forth (a) all of the issued and outstanding shares of capital stock of Parent and Investor of each class and/or series and the names of the holders of such shares and (b) all of the issued and outstanding funded

Indebtedness for borrowed money of Parent, Investor and/or any of their Subsidiaries (collectively, the “Investor Debt”).

5.9                               SEC Reports.

(a)                                 Parent has timely filed all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by it with the SEC pursuant to the Exchange Act or other applicable United States federal securities Laws (the “SEC Reports”).

(b)                                 As of their respective filing dates, the SEC Reports complied as to form in all material respects with the applicable requirements of the Securities Act and Exchange Act.

(c)                                  None of the SEC Reports when filed with the SEC and, if amended, as of the date of such amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d)                                 There are no material unresolved comments issued by the staff of the SEC with respect to any of the SEC Reports.

5.10                        Brokers.  No broker, finder or similar agent has been employed by or on behalf of Investor, and no Person with which Investor has had any dealings or communications of any kind is entitled to any brokerage commission or finder’s fee in connection with this Agreement, the Contemplated Transactions or the Financing Transactions.

5.11                        Exemption from Registration.  It is not necessary, in connection with the offer, issuance and delivery of the Amended Note Guarantees, to register the Amended Note Guarantees under the Securities Act.

5.12                        Independent Investigation.  Investor has conducted its own independent investigation, review and analysis of the business, operations, assets (including Contracts), liabilities, results of operations, financial condition, software, technology and prospects of the Company and its Subsidiaries, which investigation, review and analysis was undertaken by Investor and its Affiliates and Representatives.  Investor hereby agrees and acknowledges that (a) other than the representations and warranties made in Article IV, neither the Company, its Affiliates, nor any of their respective officers, directors, employees or Representatives makes or has made any representation or warranty, express or implied, at law or in equity, with respect to the Company or any of its Subsidiaries and (b) except in the case of fraud or intentional misrepresentation, none of the Company, its Affiliates, or any of their respective officers, directors, employees or Representatives will have or be subject to any liability or indemnification obligation to Investor or to any other Person resulting from this Agreement or the transactions contemplated hereby.

5.13                        No Other Representations and Warranties.  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, INVESTOR MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF INVESTOR, PARENT OR ITS SUBSIDIARIES OR ANY OF THEIR RESPECTIVE ASSETS, LIABILITIES OR OPERATIONS, INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.  THE COMPANY HEREBY ACKNOWLEDGES THE DISCLOSURE OF ANY MATTER OR ITEM IN ANY SCHEDULE HERETO WILL NOT BE DEEMED TO CONSTITUTE AN ACKNOWLEDGEMENT THAT ANY SUCH MATTER IS REQUIRED TO BE DISCLOSED.

ARTICLE VI
COVENANTS AND AGREEMENTS

6.1                               Certain Bankruptcy Matters.  Except as expressly set forth in this Agreement, the Plan or the Restructuring Support Agreement, or as required by applicable Law, during the period from the date of this Agreement to the Closing Date or the earlier termination of this Agreement, the Company shall use all commercially reasonable efforts to, and shall cause each of its Subsidiaries to use all commercially reasonable efforts to:

(a)                                 [Intentionally Deleted];

(b)                                 [Intentionally Deleted];

(c)                                  within thirty (30) days after filing of the Agreement Motion, obtain entry by the Bankruptcy Court of the Agreement Order;

(d)                                 (i) file the motion to approve the Disclosure Statement on or before July 15, 2013; (ii) commence the solicitation of the Plan in accordance with Section 1126(b) of the Bankruptcy Code on or before August 26, 2013; (iii) hold the confirmation hearing to approve the Plan on or before October 11, 2013; and (iv) cause the Effective Date to occur on or before October 25, 2013 (the “End Date”);

(e)                                  timely file with the Bankruptcy Court a formal written objection to any motion filed with the Bankruptcy Court by a third party seeking the entry of an order (i) directing the appointment of an examiner with expanded powers or a trustee, (ii) converting any of the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (iii) dismissing any of the Chapter 11 Cases or (iv) modifying or terminating the Company’s exclusive right to file or solicit acceptances of a plan of reorganization; and

(f)                                   provide to Investor or its representatives, no later than five (5) business days before the hearing on the confirmation of the Plan, a schedule of executory Contracts and unexpired Leases the Company intends to reject, which schedule shall be in form and substance acceptable to Investor in its sole discretion; provided, however, that nothing in this Agreement shall require the Company or any of its Subsidiaries to, and neither the Company nor any of its Subsidiaries shall be required to, (i) reject the lease described on Schedule 7.3(m), (ii) reject any executory Contract or unexpired Lease prior to the conclusion of the Auction and the acceptance of the Winning Bid (as defined in the Bidding Procedures) in accordance with the terms of the Bidding Procedures or (iii) reject any executory Contract or unexpired Lease that would result in or cause to occur any expense or claim that is associated with or arises from the rejection thereof and that is entitled to treatment under the Plan in priority to, or equal to, the Notes (including any expense or claim described in section 503(b)(7) or section 503(b)(8) of the Bankruptcy Code) unless the amount of any such expense or claim that has been paid at or prior to the Closing increases the current assets of the Company and its Subsidiaries for purposes of the calculation of “Closing Working Capital” in accordance with the terms of such definition set forth in Section 1.1.  For the avoidance of doubt, to the extent such expenses or claims referred to in clause (iii) of the immediately preceding sentence have not been paid at or prior to Closing, they shall not be deemed to constitute “Selling Expenses” or a current liability of the Company or its Subsidiaries for purposes of the definition of “Closing Working Capital”.

6.2                               Automatic Stay.  The Company acknowledges and agrees and shall not dispute that the giving of notice of termination by any party pursuant to this Agreement shall not be a violation of the automatic stay of Section 362 of the Bankruptcy Code (and the Company hereby waives, to the greatest extent possible, the applicability of the automatic stay to the giving of such notice).

6.3                               Agreement Motion and Agreement Order.  As soon as is practicable after the date of this Agreement, the Company shall file a motion (the “Agreement Motion”) with the Bankruptcy Court seeking approval of the Bidding Procedures and the payment by the Company of the Break Up Fee and the Transaction Expenses in accordance with the terms of (and subject to the conditions and limitations set forth in) this Agreement.

6.4                               Interim Operations of the Company.  From the date hereof until the Closing or the earlier termination of this Agreement, except as (i) set forth in Schedule 6.4 or Schedule 7.3(m), (ii) contemplated by this Agreement, the Plan or the Restructuring Support Agreement, (iii) consented to in writing by Investor (such consent not to be unreasonably withheld, delayed or conditioned, except with respect to the matters set forth in subsections (c), (e), (f), (g), (m) and (q), which shall be subject to Investor’s consent in its sole discretion), (iv) necessary to effect the Contemplated Transactions, (v) required by Law, (vi) contemplated or permitted by the DIP Order or the credit agreement entered into pursuant to the DIP Order (the “DIP Credit Agreement”) or (vii) contemplated by any First Day Motion, (a) the Company will, and will cause its Subsidiaries to, conduct the Company’s and its Subsidiaries’ business in the ordinary course of business (as is customary for Chapter 11 debtors), and use all commercially reasonable efforts to preserve in all material respects their current material relationships with Governmental Authorities, Managed Practices, suppliers, lessors, creditors and key employees and (b) the Company shall not, and shall cause its Subsidiaries not to:

(a)                                 (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of the capital stock of the Company or any of its Subsidiaries, or (ii) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

(b)                                 adjust, split, combine or reclassify any capital stock or equity interests or issue or propose or authorize the issuance of any other securities (including options, profit interests, warrants or any similar security exercisable for, or convertible into, such other security);

(c)                                  incur or commit to incur any capital expenditure in excess of $100,000 individually or $500,000 in the aggregate, or authorization or commitment with respect thereto, or fail to make any material capital expenditures contemplated by the debtor-in-possession motion filed by the Company on June 16, 2013, attached hereto as Exhibit I(the “DIP Motion”), on or prior to the time that such capital expenditure was to be incurred as set forth in the DIP Motion;

(d)                                 acquire or agree to acquire by merging or consolidating with, or purchase any portion of the stock of, or other ownership interests in, or substantial portion of assets of, or by any other manner, any business or any corporation, partnership, association, joint venture, or limited liability company;

(e)                                  sell, lease, mortgage, pledge, grant any Lien on or otherwise encumber (excluding any Permitted Liens) or dispose of any of its material properties (including the real property) or material assets, including the capital stock or equity interests of the Company, in each case, having value in excess of $100,000 individually or $375,000 in the aggregate or discharge or cause the satisfaction of any material Lien or obligation other than current liabilities in the ordinary course of business;

(f)                                   (i) incur or permit to exist any Company Debt in excess of $375,000 in the aggregate, except as permitted pursuant to and in accordance with the DIP Order, (ii) waive, cancel or modify any Company Debt, claims or rights involving in excess of $375,000, except as contemplated by the Plan, (iii) make any loan or advances to any Person (except as permitted by the DIP Credit Agreement) or (iv) guarantee any Company Debt of any Person (other than the Company or any of its Subsidiaries) or enter into any “keep well” or other agreement to maintain any financial condition of another Person (other than a Subsidiary of the Company) or enter into any arrangement having the economic effect of any of the foregoing;

(g)                                  (i) other than in the ordinary course of business, enter into, assume, amend, waive or terminate any Material Contract, material permit or unexpired Lease, or any provision thereof, (ii) enter into any settlement of any material Proceeding relating to a Material Contract, except as contemplated by the Plan, or (iii) enter into any Contract that would not be a Material Contract that delays or is reasonably expected to impede or materially delay the Contemplated Transactions, including the Closing;

(h)                                 adopt or propose any amendments to any of the Company’s or its Subsidiaries’ Organizational Documents or take any steps to incorporate or organize any Subsidiary, except, in each case, in furtherance of the Restructuring or the Contemplated Transactions (and approved by Investor to the extent not expressly set forth in this Agreement or the Plan);

(i)                                     fail to maintain the Leased Real Property in substantially the same condition as of the date of this Agreement, ordinary wear and tear excepted, in accordance with the applicable terms under the applicable Lease;

(j)                                    except (i) as required by the terms of an existing Contract, agreement, arrangement, plan or policy disclosed to Investor on a schedule to this Agreement or provided in the Plan, (ii) as required to comply with Law or (iii) in the ordinary course of business, (A) enter into, adopt, amend or terminate any Employee Plan, (B) increase in any material manner the compensation or benefits of any director or officer, or management level employee with a total annual compensation as of the date hereof in excess of $250,000, of the Company or any of its Subsidiaries, or (C) enter into, renew (other than automatically without action by either party) or terminate any Contract, agreement, commitment or arrangement providing for the payment of compensation or benefits to any director or officer, or management level employee, of the Company or any of its Subsidiaries, with a total annual compensation as of the date hereof in excess of $250,000;

(k)                                 implement any employee layoffs that would reasonably be expected to implicate the WARN Act;

(l)                                     commence any Proceeding (other than a Proceeding as a result of a Proceeding commenced against the Company or any of its Subsidiaries), or compromise, settle or agree to settle any Proceeding other than compromises, settlements or agreements contemplated by the Plan or in the ordinary course of business that involve only the payment of money damages either covered by insurance of the Company or any of its Subsidiaries or not in excess of $250,000 individually or $500,000 in the aggregate, in any case without the imposition of any equitable relief;

(m)                             change materially its financial or tax accounting methods, elections, principles, periods or practices, except insofar as may have been required by a change in GAAP or applicable Law;

(n)                                 amend or modify the Restructuring Support Agreement or the Plan to the extent that such amendment or modification would materially and adversely affect Investor;

(o)                                 withdraw or revoke the Restructuring Support Agreement or the Plan or publicly announce its intention not to pursue the Restructuring Support Agreement or the Plan;

(p)                                 file any motion, application or pleading with the Bankruptcy Court (including any modifications or amendments thereof) that, in whole or in part, is not consistent in any material respect with this Agreement, the Restructuring Support Agreement or the Plan, except for, with respect to the Restructuring Support Agreement or the Plan any, such motion, application or pleading that would not materially and adversely affect Investor;

(q)                                 make any material changes to the working capital policies applicable to the Company and its Subsidiaries;

(r)                                    make any disclosure to, or any other filing with, a Government Authority, unless required by Law, required in the reasonable judgment of the Company or otherwise required by the Bankruptcy Court in connection with the Chapter 11 Cases (in which case, such disclosure or filing would be made subject to the terms and conditions of this Agreement, the Ancillary Agreements and the Plan); or

(s)                                   commit or agree in writing to take any of the foregoing actions.

6.5                               Financing.  The Company shall obtain the use of cash collateral and debtor-in-possession financing pursuant to an order entered by the Bankruptcy Court (the “DIP Order”), which financing shall in form and substance be reasonably acceptable to Investor, and such order shall be consistent in all material respects with the financing contemplated by the DIP Credit Agreement and such order shall be substantially in the form attached as an exhibit to the DIP Motion.

6.6                               Reasonable Access; Confidentiality.

(a)                                 From the date hereof until the Closing Date or the earlier termination of this Agreement, and subject to applicable Law, the Company and its Subsidiaries shall give Investor and its Representatives reasonable access, during normal business hours and upon reasonable advance written notice delivered to the Company’s Chief Executive Officer or Chief Financial Officer, to the assets, properties, books, records, agreements, employees and other personnel, customers, suppliers, vendors, Managed Practices and any other significant business relationships of the Company and its Subsidiaries and shall permit Investor to make such inspections as it may reasonably require and to furnish Investor during such period with all such information relating to the Company and its Subsidiaries as Investor may from time to time reasonably request in writing (for which purposes e-mail shall suffice).  Notwithstanding anything to the contrary contained in this Agreement, the Company is not required to provide any information or access that the Company reasonably believes would violate applicable Law, the terms of any confidentiality agreement or confidentiality provision in any Contract to which the Company or any of its Subsidiaries is otherwise bound, the fiduciary duties of the Company’s board of directors, or impact any privilege; provided that the Company shall, with respect to any privileged information that Investor is requesting, promptly upon the request of Investor enter into a common interest agreement with Investor that is in the form of the Common Interest Agreement with respect to such information, and shall thereafter provide such privileged information to Investor; provided, further, that with respect to any such other information, agreements, provisions or facts the Company shall use all reasonable best efforts to provide to Investor (or its agents) a description of such information, agreement, provision or facts and without the express prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), Investor shall not contact any Managed Practice or any physicians within a Managed Practice. Notwithstanding anything to the contrary in this Agreement, the Company shall not be required to disclose any information to Investor if such disclosure would, in the Company’s reasonable discretion, cause significant competitive harm to the Company and its Subsidiaries. For the avoidance of doubt, the failure of the Company to disclose any information to Investor in accordance with the foregoing shall not constitute a breach or inaccuracy of any representations and warranties of the Company contained in this Agreement.

(b)                                 Any information provided to or obtained by Investor pursuant to Section 6.6(a) above will be subject to that certain Confidentiality Agreement, dated January 22, 2013, by and between the Company and Investor (the “Confidentiality Agreement”).  The Company and Investor agree and acknowledge that the Confidentiality Agreement shall upon the Closing immediately terminate and be of no further force and effect without the need for any further action by any Person.

6.7                               Publicity.  Except as may be required to comply with the requirements of any applicable Law (including by the Bankruptcy Court in connection with the Chapter 11 Cases) or the Plan, no party will issue any press release or other public announcement relating to the subject matter of this Agreement or the Contemplated Transactions without the prior approval (which approval will not be unreasonably withheld, conditioned or delayed) of the other party. Notwithstanding anything to the contrary in this Agreement, in no event shall either Section 6.7 or Section 6.6 limit disclosure by Investor and/or any of its Affiliates to any direct or indirect investors in any such Person, as applicable, or in connection with normal fund raising and related marketing or informational or reporting activities of Investor and/or any such Affiliate.

6.8                               Notice of Events.  During the period from the date of this Agreement until the Closing Date or the earlier termination of this Agreement, each party hereto shall promptly notify the other party hereto in writing as soon as such party becomes aware of the occurrence, or non-occurrence, of any event, condition or circumstance occurring at any time (whether before or after the date of this Agreement) which (a) has caused, or would reasonably be expected to cause, any representation or warranty made by such party in this Agreement to become untrue; provided, that, for purposes of this clause (a) any reference to the “Company’s Knowledge” or similar qualification set forth in such representation or warranty shall be disregarded, (b) would constitute a violation or breach of this Agreement or cause any failure by such party to comply with or satisfy any covenant, Closing condition or agreement to be complied with or satisfied by such party hereunder or (c) would reasonably be expected to delay or otherwise materially affect the consummation of the Contemplated Transactions and/or the Financing Transactions. In furtherance and not in limitation of the foregoing, (i) following the date hereof for a period of 20 consecutive days (the “Inquiry Period”) and (ii) on a date determined by the Company within five (5) Business Days of the written request of Investor (the “Closing Inquiry Date”) (for the avoidance of doubt, Investor can make the foregoing request only once and such request must be at least five (5) Business Days prior to the Closing Date), with respect to any representation or warranty contained in Article IV that is qualified by the “Company’s Knowledge”, the Company agrees to use commercially reasonable efforts to cause the Knowledge Members to (x) make reasonable due inquiry of each such Knowledge Member’s direct reports and (y) make due inquiry of the Company’s counsel (including healthcare counsel) with respect to the subject matter addressed by the applicable representations and warranties (the Company’s Knowledge, as qualified by the information obtained from such inquiries, the “Updated Company Knowledge”).  Promptly following such Inquiry Period, the Company shall update the

Disclosure Schedules with any additional information and disclosures applicable as a result of the foregoing inquiry. In the event that the Company provides an update to the Disclosure Schedules in accordance with this Section 6.8, it shall provide such additional disclosures to Investor promptly in accordance with Section 10.5.  Following the delivery of notice by a Party (the “Disclosing Party”) to the other Party (the “Update Recipient”) of any addition to the disclosure included in the Disclosing Party’s Schedules in accordance with this Section 6.8 (the “Updated Schedules”), the Update Recipient would have ten (10) Business Days to advise the Disclosing Party in writing (an “Update MAE Notice”) in accordance with Section 10.5 that, as of such date, it believes the information set forth in the Updated Schedules, together with all changes, effects, events, occurrences, state of facts or developments previously disclosed in accordance with this Section 6.8 (individually or in the aggregate), constitute a Material Adverse Effect or Investor MAE, as the case may be (an “Update MAE”).  Following the delivery notice of an Update MAE Notice to the Disclosing Party, the Update Recipient would have an additional five (5) Business Days (the “Update MAE Determination Period”) in which to terminate this Agreement as a result of the Update MAE pursuant to, in the case of Investor, Section 8.1(c)(ii) or Section 8.1(c)(iii), or, in the case of the Company, Section 8.2(b)(ii).  During the Update MAE Determination Period, the Disclosing Party and the Update Recipient shall cooperate in good faith with respect to the determination of whether there is a Material Adverse Effect or an Investor MAE, as the case may.  If the Update Recipient has not terminated this Agreement pursuant to the applicable provisions referenced above prior to 10:00 pm Eastern Time on the last day of the Update MAE Determination Period, the Update Recipient shall have been deemed to have waived its right to terminate this Agreement based on the changes, effects, events, occurrences, state of facts or developments disclosed in accordance with this Section 6.8 prior to the delivery of the Update MAE Notice pursuant to, in the case of Investor, Section 7.3(g) or Section 7.3(i), or, in the case of the Company, Section 7.2(d) or Section 7.2(m); provided, however, that in the event that there is a further update to the Schedules by the Disclosing Party, the provisions of this Section 6.8 with respect to an Update MAE shall once again apply and all changes, effects, events, occurrences, state of facts or developments previously disclosed in accordance with this Section 6.8 will be taken into consideration by the Update Recipient in determining whether there is a Material Adverse Effect or an Investor MAE, as the case may be.

6.9                               All Commercially Reasonable Efforts; Cooperation.  Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all commercially reasonable efforts to take, or cause to be taken, all reasonable actions, and to do, or cause to be done, and to reasonably assist and cooperate with the other parties in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Contemplated Transactions and the Financing Transactions, and to obtain satisfaction or waiver of the conditions precedent to the parties’ obligations hereunder, including the execution and delivery of any additional agreements and instruments reasonably necessary to consummate the transactions contemplated by this Agreement, the Ancillary Agreements and the Financing Documents.  Anything in this Agreement to the contrary notwithstanding, neither the Company nor any of its Subsidiaries shall be required to make any payments, or incur any expenses, in connection with any of the Financing Transactions. Notwithstanding anything to the contrary in this Agreement, Investor shall not be required to (i)

sell, license, divest, dispose of or hold separate, or agree to sell, license, divest, dispose of or hold separate, any assets, services or businesses of either Investor or the Company, or otherwise take or commit to take any action that reasonably could limit its freedom of action with respect to, or its ability to retain, one or more businesses, services or assets or (ii) litigate or defend against any administrative or judicial action or proceeding (including any proceeding seeking a temporary restraining order or preliminary injunction) challenging any of the transactions contemplated hereby as violating the HSR Act or any other law that is designed or intended to prohibit, restrict, or regulate antitrust, monopolization, restraint of trade or competition. Anything in this Agreement to the contrary notwithstanding, this Agreement and the transactions contemplated hereby are subject to the Company’s right and ability to consider higher or better competing bids with respect to the assets or equity securities of the Company and/or its Subsidiaries pursuant to the Bidding Procedures. In accordance with the Bidding Procedures, but subject to the Company’s obligation, as applicable, to pay Investor the Transaction Expenses and/or the Break Up Fee pursuant to (and only to the extent required by) this Agreement, the Company shall have the right to, and may cause its Representatives and Affiliates to, (x)  initiate contact with, solicit or encourage submission of any inquiries, proposals, offers or bids by, and negotiate with, any Person (in addition to Investor and its Affiliates and Representatives) in connection with any sale or other disposition of the assets or equity securities of the Company and/or its Subsidiaries; (y) respond to any request for information or due diligence inquiry, or make any employee or Representative available for such purposes, to any such Person; and (z) furnish any information with respect to, or assist or participate in, or facilitate in any other manner, any effort or attempt by any Person to do or seek to do any of the foregoing.

6.10                        Financial Information.  The Company shall provide to Investor (a) an unaudited consolidated balance sheet and related unaudited consolidated statements of operations, consolidated statements of stockholders’ equity and consolidated statements of cash flows for each month, beginning June 2013 until the Effective Date (the “Monthly Financial Statements”), in each case, as promptly as practicable and in any event within 45 days of the end of each month and the end of each fiscal quarter, (b) copies of any materials, correspondence and other information of a material nature that is (i) provided by or on behalf of the Company to the lender(s) under the DIP Credit Agreement (including Weekly Reports (as defined in the DIP Credit Agreement) required to be delivered under Section 5.3 of the DIP Credit Agreement), or (ii) received by the Company or on its behalf from the lender(s) under the DIP Credit Agreement , including such information and reports that are provided under Section 6.1 of the DIP Credit Agreement, in each case, promptly upon receipt or delivery thereof, and (c) such other financial information as is reasonably requested by Investor.  The Monthly Financial Statements, except as indicated therein and the absence of footnote disclosures and year-end adjustments, shall be prepared in accordance with GAAP and shall fairly present in all material respects the financial position, results of operations and cash flows of the Company as of the dates indicated and for the periods specified.

6.11                        Common Interest Agreement.  Immediately following the execution of this Agreement by the parties hereto, the parties shall execute and deliver the Common Interest Agreement.

6.12                        [Intentionally Deleted]

6.13                        Capitalization of the Company as of the Effective Date.  As of the Effective Date (a) the authorized capital stock of the Company will be as set forth in the certificate of incorporation of the Company, as amended to reflect the terms set forth on the applicable exhibit to the Plan, (b) the only shares of capital stock of the Company that shall be issued and outstanding shall be the Shares, which shall have been issued in accordance with this Agreement and the Plan and all of which will be duly authorized, validly issued, fully paid and nonassessable, (c) the Shares will be offered, issued, sold and delivered by the Company in compliance with all applicable Laws governing the issuance of securities, (d) except as set forth on Schedule 6.13, there will be no (i) outstanding securities convertible or exchangeable into shares of capital stock of the Company or other equity securities of the Company; (ii) options, warrants, calls, subscriptions or other rights, agreements or commitments obligating the Company to issue, transfer, repurchase, redeem, acquire or sell any shares of its capital stock or other equity securities; (iii) voting trusts or other agreements or understandings to which the Company is a party or by which the Company is bound with respect to the voting, transfer or other disposition of its shares of capital stock or other equity securities; or (iv) outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company, and (e) no registration rights will be outstanding with respect to any of the Company’s securities or any securities of its Subsidiaries.

6.14                        Diligence Questionnaire.  Immediately following the execution of the Common Interest Agreement, the Company will use all commercially reasonable efforts to (and will use all commercially reasonable efforts to cause its applicable Representatives to) promptly provide Investor and its Representatives to whom information may disclosed under the Common Interest Agreement (the “Specified Representatives”) with oral responses (to the Company’s Knowledge) to the matters identified in the questionnaire attached hereto as Exhibit H (the “Diligence Questionnaire”), and will otherwise reasonably cooperate and assist Investor and the Specified Representatives in connection with such due diligence investigation, including (i) having the Company’s counsel (including its healthcare counsel) participate in a telephonic meeting on a mutually acceptable Business Day and during regular business hours that the Company may propose to Investor on not less than 2 Business Days’ notice among the Company and such counsel, on the one hand, and Investor and the Specified Representatives, on the other hand, at which the Company shall provide (with the assistance of such counsel) its initial oral responses to the questions included in the Diligence Questionnaire (the date of such telephonic meeting described in this clause (i), the “Start Date Meeting”), (ii) providing Investor and the Specified Representatives with such documents, agreements and other material communications that are reasonably requested by Investor or the Specified Representatives in the Diligence Questionnaire (as well as any internal or external correspondence that is materially relevant to the questions and requests set forth in the Diligence Questionnaire) and (iii) reasonably assisting and cooperating with Investor and the Specified Representatives with any reasonable follow up questions or requests that arise in connection with the matters that are the subject of the Diligence Questionnaire (the Company’s obligations hereunder are deemed to be in furtherance, and not in limitation, of the Company’s obligations under Section 6.9 hereof).

ARTICLE VII
CONDITIONS TO CLOSING

7.1                               Conditions to Obligations of the Parties.  The respective obligations of the Company and Investor to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver (if permitted by applicable Law and in any event in each applicable party’s sole and absolute discretion) at or prior to the Closing of each of the following conditions:

(a)                                 none of the parties hereto will be subject to any Order of a court of competent jurisdiction that prohibits the consummation of the transactions contemplated by this Agreement.  Subject to Section 6.9 hereof, if any such Order has been issued, the party that is subject to such Order shall use all commercially reasonable efforts to have any such Order overturned or lifted;

(b)                                 no Proceeding shall be pending or threatened by a Governmental Authority before any Governmental Authority wherein an unfavorable Order would reasonably be expected to (i) prevent consummation of a material portion of the transactions contemplated by this Agreement, or (ii) cause a material portion of the transactions contemplated by this Agreement to be rescinded following consummation;

(c)                                  no Law shall be in effect as of the Closing Date having the effect of making the transactions contemplated herein illegal or otherwise prohibiting consummation of, or making void or voidable, the transactions contemplated herein; and

(d)                                 if the purchase of the Shares by Investor pursuant to this Agreement is subject to the terms of the HSR Act or any foreign competition Laws, the applicable waiting periods shall have expired or been terminated thereunder with respect to such purchase.

7.2                               Conditions to Obligations of the Company.  The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver (if permitted by applicable Law and in any event in the Company’s sole and absolute discretion) at or prior to the Closing of each of the following additional conditions:

(a)                                 Agreement Order.  The Agreement Order shall have been entered by the Bankruptcy Court and the Agreement Order shall have become a Final Order;

(b)                                 Confirmation Order.  The Confirmation Order shall have been entered by the Bankruptcy Court and the Confirmation Order shall have become a Final Order;

(c)                                  Conditions to Effective Date. The conditions to the Effective Date set forth in the Plan shall have been satisfied or waived in accordance with the Plan, and the Effective Date shall have occurred or shall occur simultaneously with the Closing;

(d)                                 Representations and Warranties.  (i) The representations and warranties of Investor set forth in this Agreement shall be true and correct in all respects (provided that any representation or warranty of Investor contained herein that is subject to a “materiality” or “Investor MAE” qualification, will not be so qualified and any such qualification shall be given no effect for purposes of determining the existence of any breach thereof on the part of Investor) as of the Closing Date as though made on and as of the Closing Date except where the failure of such representations and warranties (other than the representations and warranties set forth in Sections 5.1, 5.2, 5.6, and 5.10) to be so true and correct would not, individually or in the aggregate with any other such failures or breaches on the part of Investor, have an Investor MAE and (ii) the representations and warranties of Investor set forth in Section 5.8 shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date;

(e)                                  Agreements and Covenants. Each of the agreements and covenants of Investor to be performed and complied with by Investor pursuant to this Agreement prior to the Closing Date will have been duly performed and complied with in all material respects;

(f)                                   Consents.  Investor shall have delivered to the Company all Consents that are necessary or required under the terms of the Investor Financing Documents to permit the Contemplated Transactions and/or the Financing Transactions (the “Specified Consents”), and all such Specified Consents shall be in form and substance reasonably acceptable to the Company and in full force and effect;

(g)                                  Amendments and Modifications.  Investor shall have delivered to the Company all amendments, modifications and supplements to the Investor Financing Documents that are necessary or required to permit the Contemplated Transactions and/or the Financing Transactions (the “Specified Amendments”), and all such Specified Amendments shall be in form and substance reasonably acceptable to the Company and in full force and effect;

(h)                                 Intercreditor Agreement(s).  Investor shall have delivered to the Company (i) an intercreditor agreement or amendment to an existing intercreditor agreement (which may be combined with the intercreditor agreement referenced in clause (ii)) duly executed by Parent, Investor, the other Subsidiaries of Parent and the holders of the Indebtedness under the Investor Credit Documents, or their duly appointed agent, pursuant to which the Liens on the assets and properties of the Company and its Subsidiaries that secure the Indebtedness and other obligations under the Investor Credit Documents are made junior and subordinate in all respects to all Liens on the assets and properties of the Company and its Subsidiaries that secure the Indebtedness and other obligations under the Amended Notes and the other Amended Note Documents, and (ii) an intercreditor agreement or amendment to an existing intercreditor agreement (which may be combined with the intercreditor agreement referenced in clause (i)) duly executed by Parent, Investor, the other Subsidiaries of Parent and the holders of the Indebtedness under the Investor Secured Notes Documents, or their duly appointed agent, pursuant to which the Liens on the assets and properties of the Company and its Subsidiaries that secure the Indebtedness and other obligations under the Investor Secured Notes Documents are made junior and subordinate in all respects to all Liens on the assets and properties of the Company and its Subsidiaries that secure the Indebtedness and other obligations under the Amended Notes and the other Amended Note Documents, and each such intercreditor agreement referred to in clause (i) and clause (ii)

(collectively, the “Specified Intercreditor Agreements”) shall be in form and substance reasonably acceptable to the Company and in full force and effect (subject to the execution and delivery thereof by the duly appointed agent of the holders of the Amended Notes);

(i)                                     Amended Note Guarantees.  Investor shall have delivered to the Company one or more guarantees (the “Amended Note Guarantees”) duly executed and delivered by Radiation Therapy Services Holdings, Inc. and each of its Subsidiaries that guarantee the obligations of Radiation Therapy Services, Inc. under the Investor Secured Notes Documents pursuant to which such Persons guarantee the due and punctual payment and performance of all Indebtedness and other obligations of the Company and its Subsidiaries under the Amended Notes and the other Amended Note Documents, and such Amended Note Guarantees shall contain covenants substantially the same as the covenants contained in the Investor Secured Notes Documents (as in effect on the date of this Agreement) and shall otherwise be in form and substance reasonably acceptable to the Company, and in full force and effect;

(j)                                    Liens on Collateral.  The Indebtedness and other obligations under the Amended Notes and the other Amended Note Documents shall be secured by valid and perfected first-priority Liens on the same assets and properties of the Company and its Subsidiaries that secure, or purport to secure, the Indebtedness and other obligations of the Company and/or any of its Subsidiaries under the Notes and the Notes Indenture (as in effect immediately prior to the consummation of the Closing), granted in favor of the duly appointed agent of the holders of the Amended Notes, for the benefit of the holders of the Amended Notes; provided, however, that in no event shall any assets or properties of the Company or any of its Subsidiaries be subject to, or otherwise encumbered by, any Lien that secures the Indebtedness and other obligations under any of the Investor Financing Documents unless such asset or property is also subject to, or otherwise encumbered by, a valid and perfected first-priority Lien that secures the Indebtedness and other obligations under Amended Note Documents;

(k)                                 Legal Opinion.  Investor shall have delivered to the Company a written opinion of (i) Kirkland & Ellis LLP (counsel to Investor), accompanied by a reliance letter authorizing the holders of the Amended Notes as of the Closing to rely on such opinion, covering such matters as are set forth in Exhibit F-1 attached hereto, and such opinion shall be in form and substance reasonably acceptable to the Company, and (ii) counsel to Investor reasonably acceptable to the Company in each jurisdiction where a Subsidiary of Parent has been formed or organized other than New York or Delaware, accompanied by a reliance letter authorizing the holders of the Amended Notes as of the Closing to rely on such opinion, covering such matters as are set forth in Exhibit F-2 attached hereto, and such opinion shall be in form and substance reasonably acceptable to the Company;

(l)                                     No Registration; Compliance with Securities Laws.  The offer, issuance and delivery of the Amended Note Guarantees shall be exempt from the registration and prospectus delivery requirements of the Securities Act, and no Proceeding shall be pending or threatened by any Governmental Authority that alleges that the offer, issuance and/or delivery of the Amended Note Guarantees is not exempt from the registration and prospectus delivery requirements of the Securities Act;

(m)                             Investor MAE.  Since the date of this Agreement, there shall not have occurred an Investor MAE; and

(n)                                 Closing Deliveries. Investor shall have delivered to the Company (or, in the case of Section 3.3(f), the Persons set forth therein) the items required by Section 3.3 of this Agreement.

7.3                               Conditions to Obligations of Investor.  The obligations of Investor to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver (if permitted by applicable Law and in any event in Investor’s sole and absolute discretion) at or prior to the Closing of each of the following conditions:

(a)                                 Agreement Order.  The Agreement Order shall have been entered by the Bankruptcy Court, and the Agreement Order shall have become a Final Order; provided, however, that the condition set forth in this Section 7.3(a) shall be deemed waived and of no further force or effect fifteen (15) days following the date on which an Order is entered by the Bankruptcy Court with respect to the Agreement Motion;

(b)                                 Confirmation Order. The Confirmation Order shall have been entered by the Bankruptcy Court and the Confirmation Order shall have become a Final Order;

(c)                                  Conditions to Confirmation. The conditions to the Effective Date set forth in the Plan shall have been satisfied (or waived) in accordance with the Plan, and the Effective Date shall have occurred or shall occur simultaneously with the Closing;

(d)                                 Amended Notes.  The terms of the Notes shall have been amended on terms and conditions consistent in all material respects with those set forth on Exhibit G (the “Amended Notes”) and, to the extent any terms and conditions are not set forth on or contemplated by Exhibit G, such other terms and conditions shall be reasonably acceptable by the Majority Consenting Debtholders and Investor;

(e)                                  [Intentionally Deleted];

(f)                                   Valid Issuance.  The Shares shall be, upon payment of the Purchase Price as provided herein, duly authorized, validly issued, fully paid, non-assessable and free and clear of all Taxes, Liens, pre-emptive rights, rights of first refusal, subscription and similar rights, except for any restrictions on transfer as may be imposed by applicable Law or Liens created under the Investor Financing Documents or other Liens created by Investor;

(g)                                  Company Representations and Warranties. The representations and warranties of the Company set forth in Article IV shall be true and correct in all respects (provided that any representation or warranty of the Company contained in Article IV that is subject to a “materiality” or “Material Adverse Effect” qualification will not be so qualified and any such qualification shall be given no effect for purposes of determining the existence of any breach thereof on the part of the Company) as of the Closing Inquiry Date as though made on and as of the Closing Inquiry Date (except to the extent such representations and warranties speak as of an earlier date and provided that any reference to the “Company’s Knowledge” set forth therein shall for purposes of this Section 7.3(g) be deemed to be the “Updated Company Knowledge”), except where the failure of such representations and warranties (other than the representations and warranties set forth in Sections 4.1 and 4.2) to be so true and correct would not, individually or in the aggregate with any other such failures or breaches on the part of the Company, have a Material Adverse Effect.

(h)                                 Organizational Documents.  At the written request of Investor (given no less than ten (10) days prior to the Closing Date), the Organizational Documents of the Company and each of its Subsidiaries shall have been (or simultaneously with the Closing will be) amended, and shall have been (or simultaneously with the Closing will be) filed with the applicable Governmental Authority of the jurisdiction of organization or formation of the Company and each such Subsidiary to be effective as such as of the Closing, and such amended Organizational Documents shall be in form and substance reasonably acceptable to Investor;

(i)                                     Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Material Adverse Effect;

(j)                                    Company Agreements and Covenants. Each of the agreements and covenants of the Company to be performed and complied with by the Company pursuant to this Agreement prior to or as of the Closing Date will have been duly performed and complied with in all material respects;

(k)                                 Closing Deliveries. The Company shall have delivered to Investor the items required by Section 3.2 of this Agreement (other than Section 3.2(a));

(l)                                     Management Services Agreements.  Except for the Management Services Agreements set forth on Schedule 7.3(l), each Management Services Agreement shall be valid and in full force and effect. The Bankruptcy Court shall have entered an Order authorizing the assumption of each of the Management Services Agreements by the Company or its applicable Subsidiary party to such Management Services Agreement pursuant to and in accordance with the Plan (except to the extent any covenants are modified by the Bankruptcy Court), except for the Management Services Agreements set forth on Schedule 7.3(l); and

(m)                             Additional Delivery.  The Company shall have made the delivery described on Schedule 7.3(m).

7.4                               Frustration of Closing Conditions.  Neither Investor nor the Company may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to comply with its obligations under Section 6.9.

ARTICLE VIII
TERMINATION OF AGREEMENT

8.1                               Termination by Investor.  This Agreement may be terminated and the Contemplated Transactions may be abandoned at any time by Investor by written notice to the Company:

(a)                                 if the Company has breached or failed to perform any of its covenants, obligations or other agreements that are set forth in Section 6.1(e); provided that such breach or failure to perform is not cured within 30 days after receipt by the Company of written notice thereof from Investor or is incapable of being cured by the Company on or prior to the End Date;

(b)                                 if the Company has breached or failed to perform any of its covenants, obligations or other agreements that are set forth in Sections 6.1(c) and 6.1(d); provided that such breach or failure to perform is not cured within 30 days after receipt by the Company of written notice thereof from Investor or is incapable of being cured by the Company on or prior to the End Date (it being understood that the 30 day cure period set forth in this Section 8.1(b) shall correspondingly extend the applicable dates set forth in Section 6.1(c) and 6.1(d), except the End Date);

(c)                                  if (i) the Company has breached or failed to perform any of its covenants or other agreements contained in this Agreement to be complied with by it such that the closing condition set forth in Section 7.3(j) would not be satisfied, except with respect to the covenants or other agreements set forth in Sections 6.1(c), 6.1(d), 6.1(e) and 6.14, which shall be governed with regard to such matters by Section 8.1(a), Section 8.1(b) and Section 8.1(g) (as applicable), (ii) there exists any change, effect, event, occurrence, state of facts or development such that the closing condition set forth in Section 7.3(i) would not be satisfied or (iii) any representation or warranty of the Company contained in this Agreement shall have become untrue such that the closing condition set forth in Section 7.3(g) would not be satisfied, and in the case of each of clauses (i), (ii) and (iii) above, such breach, failure to perform or occurrence is not cured within thirty (30) days after receipt by the Company of written notice thereof from Investor or is incapable of being cured by the Company on or prior to the End Date;

(d)                                 if the Restructuring Support Agreement shall have been terminated as to (i) the Company or (ii) the Consenting Debtholders;

(e)                                  if the Bankruptcy Court enters an Order (i) directing the appointment of an examiner with expanded powers or a trustee, (ii) converting any of the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, or (iii) dismissing any of the Chapter 11 Cases;

(f)                                   if the Company enters into a definitive agreement with any Person (other than Investor or its Affiliates) with respect to (i) any Inconsistent Transaction except, subject to the terms of the Bidding Procedures, in the event that the entering into such agreement relates to an Inconsistent Transaction with the Winning Bidder (as defined in the Bidding Procedures) and Investor is the Second-Highest Bidder (as defined in the Bidding Procedures), in which case, Investor shall have the right to terminate this Agreement pursuant to this Section 8.1(f) upon the earlier of (x) the date that is 90 days after acceptance by the Company of the Winning Bid in accordance with the Bidding Procedures and (y) the closing of the Winning Bid or (ii) a Stand-Alone Plan; or

(g)                                  within ten (10) Business Days following the Start Date Meeting, without liability or obligation to any party hereunder, if Investor determines, in its sole discretion, that the results of its due diligence investigation with respect to the matters that are the subject of the Diligence Questionnaire could have a material impact on any of Investor or its Affiliates, the Company or the Subsidiaries of the Company following the Closing, whether due to the substance of such findings or a conclusion that it has not received sufficient or complete information with respect to such matters or for any other reason.

8.2                               Termination by the Company.  This Agreement may be terminated and the Contemplated Transactions may be abandoned at any time by the Company by written notice to Investor:

(a)                                 in the event that the Company’s board of directors approves an Inconsistent Transaction or Stand-Alone Plan at any time after the date of this Agreement and prior to the entry of the Confirmation Order;

(b)                                 if (i) Investor has breached or failed to perform any of its covenants or other agreements contained in this Agreement to be complied with by it such that the closing condition set forth in Section 7.2(e) would not be satisfied or (ii) any representation or warranty of Investor contained in this Agreement shall have become untrue such that the closing condition set forth in Section 7.2(d) would not be satisfied, and in the case of both clauses (i) and (ii) above, such breach, failure to perform or occurrence is not cured within thirty (30) days after receipt by Investor of written notice thereof from the Company or is incapable of being cured by Investor on or prior to the End Date;

(c)                                  if (i) Investor shall have failed to satisfy any of the conditions set forth in Section 7.2(f), Section 7.2(g), Section 7.2(h), Section 7.2(i), Section 7.2(k) or Section 7.2(l) prior to the End Date or (ii) any event, fact, circumstance or condition exists that shall have made any of the conditions set forth in Section 7.2(f), Section 7.2(g), Section 7.2(h), Section 7.2(i) or Section 7.2(l) incapable or impossible of being satisfied prior to the End Date.  If the Company terminates this Agreement pursuant to this Section 8.2(c) on the End Date or on any date after the End Date and the Investor terminates this Agreement pursuant to Section 8.3(c) on the same date that the Company so terminated this Agreement, then this Agreement shall be deemed to be terminated by the Company pursuant to this Section 8.2(c); or

(d)                                 if the condition set forth in Section 7.3(m) has not been satisfied as of the date that is forty-five (45) days from the date of this Agreement.

8.3                               Termination by Mutual Agreement.  This Agreement may be terminated at any time:

(a)                                 by mutual written consent of the Company and Investor;

(b)                                 by Investor or the Company, upon written notice to the other party, if a Governmental Authority of competent jurisdiction has issued an Order permanently enjoining or otherwise prohibiting the consummation of the Contemplated Transactions, and such Order has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.3(b) shall not be available to any party whose material breach of any provision of this Agreement results in or causes such Order; or

(c)                                  by either Investor or the Company if the Closing has not occurred on or before 11:59 p.m. prevailing Eastern Time on the End Date; provided, however, that the right to terminate this Agreement pursuant to this Section 8.3(c) shall not be available to any party who is in material breach of this Agreement.

8.4                               Effect of Termination.  In the event of termination of this Agreement pursuant to this Article VIII, this Agreement shall become void and have no further force or effect and no party will have any liability or any further obligation to any other party, except that (a) the terms and provisions of this Section 8.4, Section 2.4, Section 2.5, Section 6.7, Section 8.5, Article I and Article X will survive any termination of this Agreement, and (b) the terms and provisions of the Confidentiality Agreement shall survive any termination of this Agreement in accordance with its terms.  The Company hereby acknowledges and agrees and shall not dispute that the giving of notice of termination by Investor pursuant to this Agreement shall not be a violation of the automatic stay of section 362 of the Bankruptcy Code (and each such person hereby waives, to the greatest extent possible, the applicability of the automatic stay to the giving of such notice).

8.5                               Damages Upon Termination.

(a)                                 If (i) this Agreement is (x) terminated pursuant to and in accordance with Section 8.1(b) or Section 8.1(c) (unless such termination is due to the existence of a CMS MAE) and (y) the Company consummates an Inconsistent Transaction on or prior to the date that is four (4) months following the date of such termination, (ii) this Agreement is terminated pursuant to Section 8.1(f)(i), (iii) this Agreement is (x) terminated pursuant to Section 8.1(f)(ii) and (y) the Company consummates an Inconsistent Transaction on or prior to the date that is four (4) months following the date of such termination or (iv) this Agreement is terminated pursuant to Section 8.2(a), whether or not any of parties are then party, voluntarily or involuntarily, to a Proceeding under the Bankruptcy Code, then at such time, the Company will pay (or will cause to be paid) to Investor (or its designee), as liquidated damages, a payment of $1,000,000 (the “Break Up Fee”), by wire transfer of immediately available funds to an account designated by Investor, and Investor’s right to receive the Break Up Fee under the circumstances described in this Section 8.5(a) shall be Investor’s sole and exclusive remedy following a termination of this Agreement; provided, however, that, notwithstanding anything to the contrary herein, if at the time of any such termination described in this Section 8.5 Investor is also in material breach of this Agreement such that any of the conditions set forth in Section 7.2(d) or Section 7.2(e) would not be satisfied, Investor shall have no right to the Break Up Fee.  For the avoidance of doubt, Investor shall not be entitled to receive payment of the Break Up Fee, and the Company shall not be required to pay the Break Up Fee to Investor, if this Agreement is terminated by Investor as a result of, or on account of, a CMS MAE. Investor acknowledges and agrees that payment of the Break Up Fee and reimbursement of its Transaction Expenses, in each case to the extent due and payable in accordance with the terms and conditions of this Agreement, shall be Investor’s sole and exclusive remedies against the Company, any Affiliate or Representative of the Company and each of their respective assets and properties following a termination of this Agreement.

(b)                                 Any such payments pursuant to Section 8.5(a) will be earned and payable by the Company to Investor (or its designee) immediately upon the consummation of the Inconsistent Transaction and without Bankruptcy Court review or further Bankruptcy Court order, but in accordance with the Plan.  Investor and the Company agree that it would be impractical and extremely difficult to determine the extent of any damages to Investor that might result from a termination of this Agreement by the Company under such circumstances. Therefore, the parties acknowledge and agree that any payment to Investor made pursuant Section 8.5(a) will be paid as liquidated damages and the parties’ good faith estimate of the actual potential damages to Investor for any such termination.

(c)                                  In the event of a termination of this Agreement prior to the Closing pursuant to Section 8.2(b) or Section 8.2(c), whether or not the parties are then party, voluntarily or involuntarily, to a Proceeding under the Bankruptcy Code , then the Company shall receive all of the amounts then remaining in the Escrow Account and the receipt of such amounts shall be the Company’s sole and exclusive remedy as a result of any such termination; provided, however, that in the event that the termination of this Agreement pursuant to Section 8.2(b) or Section 8.2(c) shall have been caused by, or shall have resulted from, a willful and intentional breach of any term, covenant, representation, warranty or other provision of this Agreement (including Investor’s willful and intentional failure to pay any portion of the Initial Purchase Price upon satisfaction (or deemed satisfaction) or waiver of the conditions to Closing set forth in Section 7.1 and Section 7.3 (other than those conditions which are to be satisfied only on the Closing Date)), then, in addition to (and not in lieu of) the Company’s right to receive the amounts then remaining in the Escrow Account in accordance with the terms hereof, and as the Company’s sole and exclusive remedy, Investor shall be liable for all actual damages and/or liabilities incurred or suffered by the Company or any of its Subsidiaries as a result of any such breach; provided, that, in no event shall such liability exceed an amount equal to the sum of (x) amounts then remaining in the Escrow Account and (y) $10,000,000; provided, further, that, notwithstanding anything to the contrary herein, if at such time the Company is also in material breach of this Agreement such that any of the conditions set forth in Section 7.3(j) or Section 7.3(g) would not be satisfied, the Company shall have no right to any damages and/or liabilities under this Section 8.5, and for purposes of clarity, Investor shall receive the Escrow Amount then remaining in the Escrow Account.  Immediately following any termination of this Agreement pursuant to Section 8.2(b) or Section 8.2(c), Investor and the Company shall execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to distribute all of the amounts then remaining in the Escrow Account to the Company by wire transfer of immediately available funds to an account designated by the Company.  For purposes of this Agreement, “willful and intentional breach” shall mean a breach by Investor of any term, covenant, representation, warranty or other provision set forth in this Agreement that is a consequence of an act or failure to act, in each case, taken or omitted intentionally and with the knowledge that the taking of such act or failure to act would, when taken in the context of other related actions taken by Investor, cause a breach of this Agreement.

ARTICLE IX
TAX MATTERS

9.1                               Transfer Taxes.  All transfer, documentary, sales, use, registration, stamp and other such Taxes and conveyancing fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement (“Transfer Taxes”) shall be paid by Investor, and Investor will file all necessary Tax Returns and other documentation with respect to such Transfer Taxes.

ARTICLE X
MISCELLANEOUS AND GENERAL

10.1                        Successors and Assigns.  This Agreement is binding upon and inures to the benefit of the parties hereto and their respective successors and assigns, but is not assignable by any party without the prior written consent of the other parties hereto; provided that Investor may, without the prior written consent of any party, assign any or all of its rights hereunder to (a) one or more of its Affiliates; provided that (i) the assignee shall assume in writing all of Investor’s obligations hereunder and (ii) Investor shall not be released from any of its obligations hereunder by reason of such assignment, (b) any lender for collateral purposes or (c) any future purchaser of all or substantially all of the equity securities or assets of the Company.

10.2                        Third Party Beneficiaries.  Each party hereto intends that this Agreement does not benefit or create any right, remedy or cause of action in or on behalf of any Person other than the parties hereto (and their permitted assigns). Notwithstanding the foregoing, subject to the occurrence of the Closing, the Noteholders’ Representative is an intended third party beneficiary of the provisions of this Agreement, to the extent such provisions expressly relate to the Noteholders’ Representative.

10.3                        No Survival of Representations and Warranties.  None of the representations and warranties contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing.  No party hereto will be entitled to any indemnification or other recourse on account of any breaches of any of the representations, warranties, covenants or obligations contained in this Agreement.

10.4                        Further Assurances.  The parties shall execute such further instruments and take such further actions as may reasonably be necessary to carry out the intent of this Agreement.  Each party hereto shall use its commercially reasonable efforts to cooperate affirmatively with the other party, to the extent reasonably requested by such other party, to enforce rights and obligations herein provided.

10.5                        Notices.  Any notice, direction or other communication given regarding the matters contemplated by this Agreement (each, a “Notice”) must be in writing, sent by personal delivery, electronic mail, courier or facsimile and addressed:

If to the Company (only after Closing) or Investor:

Radiation Therapy Services
1010 Northern Boulevard - Suite 314
Great Neck, NY 11021
Attention: Norton L. Travis
Fax: (516) 301-5778
E-mail:ntravis@rtsx.com

with a copy to:

Vestar Capital Partners V, L.P.
245 Park Avenue
41st Floor
New York, NY 10167
Attention: Erin Russell
Fax: (212) 808-4922
E-mail:ERussell@VestarCapital.com

with a copy to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attention: Michael Movsovich, P.C.
Christopher Marcus, P.C.
Fax: (212) 446-6460
E-mail: mmovsovich@kirkland.com;cmarcus@kirkland.com

If to the Company (only prior to Closing):

OnCure Holdings, Inc.
Attn: Bradford C. Burkett
188 Inverness Drive West, Suite 650
Englewood, Colorado, 80112
Fax: (303) 643-6560
E-mail: brad@mppartnersllc.com

with a copy to:

Latham & Watkins LLP
885 Third Avenue
New York, NY 10022
Attention:	Scott Haber
Fax: 1-212-751.4864; 1-213-8918763
E-mail:paul.harner@lw.com

Latham & Watkins LLP
885 Third Avenue
New York, NY 10022
Attention:	Scott Haber
Fax: 1-212-751.4864; 1-213-8918763
E-mail:scott.haber@lw.com

If to the Noteholders’ Representative:

The name, address, e-mail address and facsimile number delivered to the Company and Investor by the Majority Consenting Debtholders or, after the Majority Consenting Debtholders have notified the Company and Investor of the identity of the Noteholders’ Representative, the name, address, e-mail address and facsimile number delivered to the Company and Investor by the Noteholders’ Representative.

with a copy to:

Stroock & Stroock & Lavan LLP
2029 Century Park East, Suite 1600
Los Angeles, California 90067
Attention: Frank Merola, Esq.
Fax: (310) 407-6302
E-mail: fmerola@stroock.com

with a copy to:

Stroock & Stroock & Lavan LLP
180 Maiden Lane
New York, New York 10038
Attention: Jayme T. Goldstein, Esq.
Fax: (212) 806-6006
E-mail: jgoldstein@stroock.com

A Notice is deemed to be given and received (a) if sent by personal delivery or courier, on the date of delivery if it is a Business Day and the delivery was made prior to 4:00 p.m. (local time in place of receipt) and otherwise on the next Business Day,  or (b) if sent by facsimile, on the Business Day following the date of confirmation of transmission by the originating facsimile, or (c) if sent by electronic mail, when the sender receives an email from the recipient acknowledging receipt, provided that an automatic “read receipt” does not constitute acknowledgment of an email for purposes of this Section 10.5.  Any party may change its address for service from time to time by providing a Notice in accordance with the foregoing.  Any element of a party’s address that is not specifically changed in a Notice will be assumed not to be changed.  Sending a copy of a Notice to a party’s legal counsel as contemplated above is for information purposes only and does not constitute delivery of the Notice to that party.  The failure to send a copy of a Notice to legal counsel does not invalidate delivery of that Notice to a party.

10.6                        Entire Agreement.  This Agreement, the Exhibits and Disclosure Schedules referred to herein, the Plan, the Common Interest Agreement, the Escrow Agreement and the Confidentiality Agreement contain the complete agreement between the parties hereto with respect to the subject matter hereof and supersede and cancel all prior and contemporaneous agreements and understandings between the parties hereto with respect thereto, whether written or oral, express or implied.

10.7                        Captions; Interpretation.  The captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole (including any schedules and exhibits hereto) and not to any particular provision of this Agreement, and all Article, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.  Any capitalized terms used in any schedule or exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement.  The words “include”, “includes” and “including” will be deemed to be followed by the phrase “without limitation”.  The word “if” means “if and only if.”  The meanings given to terms defined herein will be equally applicable to both the singular and plural forms of such terms.  Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms.  All references to “dollars” or “$” will be deemed references to the lawful money of the United States of America.  Except as otherwise provided in this Agreement, any reference in this Agreement to a statute refers to such statute and all rules and regulations made under it, as it or they may have been or may from time to time be amended, re-enacted or replaced. The Disclosure Schedules shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in Article IV and the disclosure in any section or subsection shall, to the extent applicable, qualify other sections and subsections in Article IV.

10.8                        Amendment.  This Agreement may be amended or modified only by an instrument in writing duly executed by the Company and Investor; provided, that no amendment may be made that alters the terms, substance or meaning of the provisions expressly relating to the Noteholders’ Representative without the prior written approval of the Noteholders’ Representative.

10.9                        Waiver.  At any time prior to the Closing Date, the Company and Investor may (a) extend the time for the performance of any of the obligations or other acts of the parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein, to the extent permitted by applicable Law.  Any agreement to any such extension or waiver will be valid only if set forth in a writing signed by the Company, Noteholders’ Representative and Investor.

10.10                 Governing Law; Submission to Jurisdiction.  This Agreement and any claim, controversy or dispute arising under or related in any way to this Agreement, the relationship of the parties, the transactions leading to this Agreement or contemplated hereby, and/or the interpretation and enforcement of the rights and duties of the parties hereunder or related in any way to the foregoing, shall be governed by and construed in accordance with Federal bankruptcy law and, where state law is implicated, the internal, substantive laws of the State of New York applicable to agreements entered into and to be performed solely within such state without giving effect to the principles of conflict of laws thereof that would require the application of the laws of another jurisdiction.  ANY LEGAL ACTION, SUIT OR PROCEEDING ARISING UNDER OR RELATED IN ANY WAY TO THIS AGREEMENT, THE RELATIONSHIP OF THE PARTIES, THE TRANSACTIONS LEADING TO THIS AGREEMENT OR CONTEMPLATED HEREBY, AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES HEREUNDER OR RELATED IN ANY WAY TO THE FOREGOING MAY ONLY BE INSTITUTED IN THE BANKRUPTCY COURT (AS DEFINED HEREIN), AND EACH PARTY WAIVES ANY OBJECTION WHICH SUCH PARTY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH ACTION, SUIT OR PROCEEDING, AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE BANKRUPTCY COURT (AS DEFINED HEREIN) IN ANY SUCH ACTION, SUIT OR PROCEEDING.  EACH OF THE PARTIES WAIVES ANY BOND, SURETY, OR OTHER SECURITY THAT MIGHT BE REQUIRED OF ANY OTHER PARTY WITH RESPECT THERETO.  ANY PARTY MAY MAKE SERVICE ON ANY OTHER PARTY BY SENDING OR DELIVERING A COPY OF THE PROCESS TO SUCH PARTY TO BE SERVED AT THE ADDRESS AND IN THE MANNER PROVIDED FOR THE GIVING OF NOTICES IN SECTION 10.5 ABOVE.  NOTHING IN THIS SECTION 10.10, HOWEVER, SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR IN EQUITY.  EACH PARTY AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING SO BROUGHT SHALL BE CONCLUSIVE AND MAY BE ENFORCED BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW OR IN EQUITY.

10.11                 Waiver of Jury Trial.  TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER

HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE CONTEMPLATED TRANSACTIONS OR THE FINANCING TRANSACTIONS, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING.  EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTY HERETO THAT THIS SECTION 10.11 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH IT IS RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT.  ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.11 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

10.12                 Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision will be interpreted to be only so broad as is enforceable.

10.13                 Counterparts.  This Agreement may be executed in two or more counterparts (including by means of telecopied, facsimile or .pdf signature pages), each of which will be deemed an original but all of which will constitute but one instrument.

10.14                 Specific Performance.  Subject in all respects to the last sentence of this Section 10.14, the Company and Investor acknowledge and agree that (a) irreparable damage would occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached or threatened to be breached, and (b) remedies at Law would not be adequate to compensate the non-breaching party.  Accordingly, subject to the Bidding Procedures and the last sentence of this Section 10.14, prior to any valid termination of this Agreement in accordance with the terms hereof, the Company and Investor agree that each of them and (following the Closing) the Noteholders’ Representative shall have the right, in addition to any other rights and remedies existing in its favor, to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce its rights and obligations hereunder not only by a Proceeding or Proceedings for damages but also by a Proceeding or Proceedings for specific performance, injunctive or other equitable relief without the necessity of proving the inadequacy of money damages as a remedy.  Subject to the Bidding Procedures and the last sentence of this Section 10.14, the right to equitable relief, including specific performance or injunctive relief, shall exist notwithstanding, and shall not be limited by, any other provision of this Agreement.  Each of the Company and Investor hereby waives any defense that a remedy at Law is adequate and any requirement to post bond or other security in connection with actions instituted for injunctive relief, specific performance or other equitable remedies.  Subject to the Bidding Procedures and the last sentence of this Section 10.14, each of the Company and Investor hereby agrees not to assert that specific performance, injunctive and other equitable remedies are unenforceable, violate public policy, and invalid, contrary to Law or inequitable for any reason.  The right of specific performance, injunctive and other equitable remedies is an integral part of the transactions contemplated by this Agreement and without that right, or the limitations set forth in the last sentence of this Section 10.14, neither the Company nor Investor would have entered into this Agreement.  Notwithstanding the foregoing, nothing in this Section 10.14 shall limit, alter or impair the Company’s rights under Section 6.9 of this Agreement or to consummate an Inconsistent Transaction in accordance with the Bidding Procedures.  Anything in this Agreement to the contrary notwithstanding, neither the Company, the Noteholders’ Representative or any other Person shall be entitled to seek or otherwise obtain specific performance to require Investor (or its assignee) to effect the Closing or pay the Initial Purchase Price.  In furtherance and not in limitation of the foregoing, neither the Company, the Noteholders’ Representative or any other Person shall have any right whatsoever to injunctive relief in order to prevent breaches of the provisions of Article III or Article VII, or any right whatsoever to specific performance, injunctive or other equitable relief under Article III or Article VII.

10.15                 Disclosure.  Unless otherwise required by applicable Law or in connection with the Chapter 11 Cases or as permitted by the Confidentiality Agreement, the Company will not, without Investor’s prior written consent, disclose to any Person the identity of Investor or its Representatives, other than to the Company’s Representatives, in each case in connection with the Contemplated Transactions and the Financing Transactions.

10.16                 Noteholders’ Representative.  Anything in this Agreement to the contrary notwithstanding, neither the Noteholders’ Representative nor any past, present or future incorporator, member, partner, stockholder, trustee or Representative of the Noteholders’ Representative shall have any liability or obligation with respect to this Agreement or with respect to any claim or cause of action that may arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement.  For the avoidance of doubt, the Company shall not be deemed to be a Representative of the Noteholders’ Representative hereunder.

[Signatures on Following Page]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

RADIATION THERAPY SERVICES, INC.

By:	/s/ Bryan Carey
Name: Bryan Carey
Title: Vice Chairman and Chief Financial Officer

ONCURE HOLDINGS, INC.

By:	/s/ Bradford C. Burkett
Name: Bradford C. Burkett
Title: President and Chief Financial Officer